Exhibit 2.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

Vaccitech PLC

an England and Wales corporation,

VA Merger Sub 1 Inc.,

a Delaware corporation,

VA Merger Sub 2 Inc.,

a Delaware corporation,

Avidea Technologies, Inc.

a Delaware corporation,

and

Benjamin Eisler, an individual, as the Securityholder Agent

Dated as of December 9, 2021

Exhibits

Exhibit A	-	Definitions
Exhibit B	-	Form of Written Consent
Exhibit C	-	Form of Joinder Agreement
Exhibit D	-	Form of Lockup Agreement
Exhibit E-1	-	Form of Certificate of Merger
Exhibit E-2	-	Form of Second Certificate of Merger
Exhibit F-1	-	Form of FIRPTA Notice
Exhibit F-2	-	Form of FIRPTA Notification Letter
Exhibit G	-	Form of Parachute Payment Waiver
Exhibit H	-	Form of Letter of Transmittal

Schedules

Company Disclosure Letter

Schedule 1	-	Key Employees
Schedule 2	-	Consenting Stockholders
Schedule 3	-	SNAPVax matters

Table of Contents

Page

ARTICLE I The Mergers	2

1.1.	The Mergers	2

1.2.	Certificate of Incorporation and Bylaws of the Surviving Corporations; Directors and Officers of Surviving Corporations	3

1.3.	Closing Payments	4

1.4.	Effects of the First Merger on the Company Securities	4

1.5.	Payment Procedures	8

1.6.	Milestone Payment	9

1.7.	Company Net Working Capital Adjustment	12

1.8.	Certain Taxes	14

1.9.	Withholding Rights	14

1.10.	Taking of Necessary Action; Further Action	14

1.11.	Certain Consents	14

1.12.	Non-Accredited Investor Matters	15

ARTICLE II Representations and Warranties of the Company	15

2.1.	Organization, Standing, Power and Subsidiaries	15

2.2.	Capital Structure	16

2.3.	Authority; Non-contravention	17

2.4.	Financial Statements; No Undisclosed Liabilities	18

2.5.	Absence of Changes	20

2.6.	Litigation	20

2.7.	Restrictions on Business Activities	20

2.8.	Compliance with Laws; Governmental Permits	21

2.9.	Title to, Condition and Sufficiency of Assets	21

2.10.	Real Property and Real Property Leases	21

2.11.	Intellectual Property	22

2.12.	Taxes	25

2.13.	Employee Benefit Plans and Employee Matters	28

2.14.	Interested-Party Transactions	33

2.15.	Insurance	34

2.16.	Books and Records	34

2.17.	Material Contracts	34

i

2.18.	Brokers, Finders, Etc	36

2.19.	Anti-Corruption Law, Sanctions and Anti-Money Laundering Compliance	36

2.20.	Environmental, Health and Safety Matters	36

2.21.	Export Control Laws	37

2.22.	Customers	37

2.23.	Suppliers	37

2.24.	Bank Accounts; Powers of Attorney	37

ARTICLE III Representations and Warranties of Acquirer and Merger Subs	38

3.1.	Organization and Standing	38

3.2.	Authority; Non-contravention	38

3.3.	Capital Structure of Acquirer	39

3.4.	Valid Issuance of Acquirer ADSs	39

3.5.	Acquirer SEC Reports	39

3.6.	No Pending Legal Proceeding	39

3.7.	Financial Capacity	39

3.8.	Brokers, Finders, Etc	39

3.9.	Reorganization Status	39

ARTICLE IV Additional Agreements	40

4.1.	Confidentiality; Public Disclosure	40

4.2.	Commercially Reasonable Efforts	40

4.3.	Expenses; Company Debt	41

4.4.	Tax Matters	41

4.5.	280G Stockholder Approval	42

4.6.	Company Equity Plan	43

4.7.	Employee Matters	43

4.8.	Company Intellectual Property	44

4.9.	Acquirer ADS Transfer Matters	44

4.10.	Registration Rights Agreement	45

ARTICLE V Conditions to Closing	45

5.1.	Conditions to Each Party’s Obligation	45

5.2.	Conditions to the Company’s Obligation	45

5.3.	Conditions to Acquirer’s Obligation	45

ii

ARTICLE VI Termination	47

6.1.	Termination of Agreement	47

6.2.	Procedure Upon Termination	47

6.3.	Effect of Termination	47

ARTICLE VII Indemnification	47

7.1.	Indemnity Fund	47

7.2.	Survival of Representations, Warranties and Covenants	48

7.3.	Indemnification	49

7.4.	Limitations	50

7.5.	Period for Claims	51

7.6.	Claims	51

7.7.	Resolution of Objections to Claims	52

7.8.	Securityholder Agent	54

7.9.	Third-Party Claims	56

7.10.	Treatment of Indemnification Payments	56

7.11.	Remedies	56

ARTICLE VIII General Provisions	57

8.1.	Notices	57

8.2.	Interpretation	58

8.3.	Amendment	59

8.4.	Extension; Waiver	59

8.5.	Counterparts	59

8.6.	Entire Agreement; Parties in Interest	59

8.7.	Assignment	59

8.8.	Severability	60

8.9.	Remedies Cumulative; Specific Performance	60

8.10.	Arbitration; Submission to Jurisdiction; Consent to Service of Process	60

8.11.	Governing Law	61

8.12.	Rules of Construction	61

8.13.	WAIVER OF JURY TRIAL	61

8.14.	Waiver of Conflicts; Attorney-Client Privilege	61

iii

Agreement and Plan of Merger and Reorganization

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of December 9, 2021 (the “Agreement Date”), by and among Vaccitech PLC, a corporation organized under the laws of England and Wales (“Acquirer”), VA Merger Sub 1 Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquirer (“Merger Sub 1”), VA Merger Sub 2 Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquirer (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), Avidea Technologies, Inc., a Delaware corporation (the “Company”), and Benjamin Eisler, an individual, as the Securityholder Agent (as defined below). Certain other terms used herein are defined in Exhibit A.

Recitals

A.	Acquirer, Merger Subs and the Company intend to effect the following, (i) a merger of Merger Sub 1 with and into the Company in accordance with this Agreement and the DGCL (the “First Merger”), following which Merger Sub 1 will cease to exist, and pursuant to which the Company will become a direct, wholly owned subsidiary of Acquirer, and (ii) thereafter as part of the same overall transaction, a merger of the Company with and into Merger Sub 2 in accordance with this Agreement and the DGCL, following which the Company will cease to exist, and pursuant to which Merger Sub 2 will survive as a direct, wholly owned subsidiary of Acquirer (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Mergers”).

B.	The board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and has unanimously (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein, including the Mergers (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (2) approved this Agreement in accordance with Applicable Law and (3) adopted a resolution directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Mergers.

C.	The board of directors of each Merger Sub has (1) declared this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of each Merger Sub and the stockholder of each Merger Sub and (2) adopted a resolution recommending that Acquirer, as the sole stockholder of each Merger Sub, adopt this Agreement and approve the Mergers.

D.	Acquirer has obtained the requisite approvals for this Agreement and the Transactions and Acquirer, as the sole stockholder of Merger Sub, shall, on the Agreement Date immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Mergers.

E.	Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, the employees set forth on Schedule 1 (each, a “Key Employee”) have each executed (1) Acquirer’s form of employment agreement, together with a confidential information and invention assignment agreement (together, an “Employment Agreement”) and (2) a non-competition and non-solicitation agreement (a “Non-Competition Agreement”) each to become effective upon the Closing.

F.	Immediately following the execution and delivery of this Agreement, the Company shall seek to obtain and deliver to Acquirer a written consent in substantially the form attached hereto as Exhibit B (a “Written Consent”) executed by the Company Stockholders identified on Schedule 2 (collectively, the “Consenting Stockholders”), evidencing the obtainment of the Company Stockholder Approval, and the Company shall seek to obtain and deliver to Acquirer immediately after the delivery of such Written Consent a stockholder and joinder agreement in substantially in the form attached hereto as Exhibit C (the “Joinder Agreement”) executed by each Consenting Stockholder and a lock up agreement substantially in the form attached hereto as Exhibit D (the “Lockup Agreement”) executed by each Consenting Stockholder, other than the Key Employees.

G.	The parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and the other Transactions and also prescribe certain terms and conditions to the Mergers.

Now, Therefore, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
The Mergers

1.1.          The Mergers.

(a)           The Mergers of the Company and Merger Subs. Upon the terms and subject to the conditions set forth herein, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub 1 shall be merged with and into the Company. As a result of such First Merger, the separate corporate existence of Merger Sub 1 shall cease. The Company shall continue as the surviving corporation of the First Merger (the “First Step Surviving Corporation”) and a wholly owned subsidiary of Acquirer. Thereafter, upon the terms and subject to the conditions set forth herein, and in accordance with the applicable provisions of the DGCL, at the Second Effective Time, the First Step Surviving Corporation shall be merged with and into Merger Sub 2. As a result of such Second Merger, the separate corporate existence of the First Step Surviving Corporation shall cease. Merger Sub 2 shall continue as the surviving corporation of the Second Merger (referred to herein as the “Surviving Corporation”).

(b)           Effects of the Mergers.

(i)             First Merger. The First Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub 1 shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub 1 shall attach to, and become the debts, liabilities and duties of, the First Step Surviving Corporation.

(ii)            Second Merger. The Second Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of each of the First Step Surviving Corporation and Merger Sub 2 shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the First Step Surviving Corporation and Merger Sub 2 shall attach to, and become the debts, liabilities and duties of, the Surviving Corporation.

(c)            Closing. Upon the terms and subject to the conditions set forth herein, the closing of the First Merger (the “Closing”) shall take place virtually through exchange of documents and signature pages electronically (the “Closing Date”) as soon as practicable and not later than the next Business Day following the satisfaction (or, to the extent permitted, the waiver) of each condition set forth in ARTICLE V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction of all such conditions), or at such other time, date and location as may be agreed by Acquirer and the Company.

(d)           Effective Time and Second Effective Time. On the Closing Date and concurrently with the Closing, the Company and Merger Sub 1 shall cause the First Merger to be consummated by filing a certificate of merger satisfying the applicable requirements of the DGCL, in substantially the form attached hereto as Exhibit E-1 (the “Certificate of Merger”), duly executed by the Company with the Secretary of State of the State of Delaware. The First Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). Immediately following receipt of evidence from the Secretary of State of the State of Delaware that the Certificate of Merger shall have been accepted for filing, the First Step Surviving Corporation and Merger Sub 2 shall cause the Second Merger to be consummated by filing a certificate of merger satisfying the applicable requirements of the DGCL, in substantially the form attached hereto as Exhibit E-2 (the “Second Certificate of Merger”), duly executed by Merger Sub 2 with the Secretary of State of the State of Delaware. The Second Merger shall become effective upon the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware (the “Second Effective Time”).

1.2.          Certificate of Incorporation and Bylaws of the Surviving Corporations; Directors and Officers of Surviving Corporations.

(a)            Unless otherwise determined by Acquirer prior to the Effective Time, as of the Effective Time, the certificate of incorporation of the Company as the First Step Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub 1 as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the DGCL and as provided in such amended and restated certificate of incorporation, except that ARTICLE I of the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of this corporation is Avidea Technologies, Inc. (the “Corporation”)”.

(b)           Unless otherwise determined by Acquirer prior to the Effective Time, as of the Effective Time, the bylaws of the Company as the First Step Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub 1 as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the DGCL and as provided in the certificate of incorporation of the First Step Surviving Corporation and such bylaws, except that all references to Merger Sub 1 in the bylaws of the First Step Surviving Corporation shall be changed to references to Avidea Technologies, Inc.

(c)            Unless otherwise determined by Acquirer prior to the Second Effective Time, at the Second Effective Time, the certificate of incorporation and bylaws of Merger Sub 2 as the Surviving Corporation shall be the certificate of incorporation and bylaws of Merger Sub 2 as in effect immediately prior to the Second Effective Time.

(d)           Unless otherwise determined by Acquirer prior to the Effective Time, the directors and officers of Merger Sub 1 immediately prior to the Effective Time shall be the initial directors of the First Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL, the certificate of incorporation and the bylaws of the First Step Surviving Corporation until their respective successors are duly elected or appointed, as applicable, and qualified.

(e)            Unless otherwise determined by Acquirer prior to the Second Effective Time, the directors and officers of Merger Sub 2 immediately prior to the Second Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Second Effective Time, each to hold office in accordance with the provisions the DGCL, the certificate of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed, as applicable, and qualified.

1.3.          Closing Payments. At the Closing, Acquirer shall:

(a)            Deposit, or cause to be deposited, the portion of the Closing Cash Consideration payable to (A) the Company Stockholders in accordance with Section 1.4(b), (B) holders of Company Options in accordance with Section 1.4(d)(i), and (C) holders of Company Warrants in accordance with Section 1.4(e), with the Paying Agent, for the benefit of the Company Stockholders and the holders of Company Options and Company Warrants, by wire transfer of immediately available funds to the account set forth in the Paying Agent Agreement;

(b)           Instruct the Acquirer Transfer Agent to reserve for issuance the number of Ordinary Shares that will be represented by the portion of the Closing Stock Consideration deliverable to (A) the Company Stockholders in accordance with Section 1.4(b) (B) holders of Company Options in accordance with Section 1.4(d)(i), and (C) holders of Company Warrants in accordance with Section 1.4(e);

(c)            Deposit, or cause to be deposited, the Securityholder Agent Reserve, by wire transfer of immediately available funds to the account designated in writing by the Securityholder Agent (such designation to be made at least three (3) Business Days prior to the Closing);

(d)           Instruct the Acquirer Transfer Agent to reserve for issuance the number of Ordinary Shares that will be represented by the Indemnity ADSs deliverable to (A) the Company Stockholders in accordance with Section 1.4(b) (B) holders of Company Options in accordance with Section 1.4(d)(i), and (C) holders of Company Warrants in accordance with Section 1.4(e);

(e)            Repay, or cause to be repaid, on behalf of the Company, by wire transfer of immediately available funds to the accounts designated in the Final Invoices, the amounts required to repay all Transaction Expenses as specified in such Final Invoices; and

(f)            Repay, or cause to be repaid, on behalf of the Company, by wire transfer of immediately available funds to the accounts designated in the Payoff Letters, the amounts required to repay all Company Debt (other than the EIDL Loan) as specified in such Payoff Letters.

1.4.          Effects of the First Merger on the Company Securities.

(a)            Paying Agent. On or prior to the date of this Agreement, Acquirer shall appoint a national bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) in the Transactions and enter into a paying agent agreement with such Paying Agent in a form reasonably acceptable to the Company (the “Paying Agent Agreement”). Any amounts (including securities) deposited with the Paying Agent pursuant to this Agreement shall not be used for any purpose except the payment of amounts due to the Sellers in accordance with this Agreement.

(b)           Treatment of Company Common Stock. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the First Merger and without any action on the part of any party hereto, any Company Stockholder or any other Person, each share of Company Common Stock held by a Company Stockholder that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by the Company as treasury stock) shall be cancelled and automatically converted into the right to receive subject to Section 1.5: (i) the Per Seller Closing Consideration for the holder of such share of Company Common Stock, provided that such Per Seller Closing Consideration is being paid with respect to such share of Company Common Stock and all other Company Securities held by such holder, collectively and not on a per-share or per-Company Security basis, without duplication; (ii) the Per Seller Indemnity ADSs for the holder of such share of Company Common Stock, provided that such Per Seller Indemnity ADSs are being issued with respect to such share of Company Common Stock and all other Company Securities held by such holder, collectively and not on a per-share or per-Company Security basis, without duplication, and provided further that such Indemnity ADSs are subject to Release from Indemnity in accordance with Section 1.7(f) and ARTICLE VII; (iii) when, if and to the extent payable hereunder, each Per Share Milestone Payment; (iv) when, if and to the extent payable hereunder, the Per Share Surplus Amount; (v) when, if and to the extent payable hereunder, the Per Share Reserve Release Amount; and (vi) when, if and to the extent payable hereunder, the Per Share Special Payment Amount. Notwithstanding the foregoing, Acquirer shall offset against any consideration to be paid to a Company Stockholder pursuant to clause (i) of this Section 1.4(b) the amount of any outstanding loan from the Company to such Company Stockholder, such offset to be made against the cash and Acquirer ADS portions of such consideration in the manner set forth on the Allocation Spreadsheet.

(c)           Treatment of Company Common Stock Owned by the Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(d)           Treatment of Company Options.

(i)            At the Effective Time, and notwithstanding anything to the contrary set forth in the Company Equity Plan or any agreements or other agreements relating to the Company Options, each then outstanding and unexercised vested Company Option shall, by virtue of the First Merger, be immediately canceled, terminated and extinguished as of the Effective Time and the holder of each such Company Option shall be entitled to receive, subject to Section 1.5, in full satisfaction of the rights of such holder with respect thereto, with respect to each share of Company Common Stock subject to such Company Option immediately prior to the Effective Time: (A) the Per Seller Closing Consideration for the holder of such Company Option, provided that such Per Seller Closing Consideration is being paid with respect to such Company Option and all other Company Securities held by such holder, collectively and not on a per-share or per-Company Security basis, without duplication; (B) the Per Seller Indemnity ADSs for the holder of such Company Option, provided that such Per Seller Indemnity ADSs are being issued with respect to such Company Option and all other Company Securities held by such holder, collectively and not on a per-share or per-Company Security basis, without duplication, and provided further that such Indemnity ADSs are subject to Release from Indemnity in accordance with Section 1.7(f) and ARTICLE VII; (C) when, if and to the extent payable hereunder, each Per Share Milestone Payment; (D) when, if and to the extent payable hereunder, the Per Share Surplus Amount; (E) when, if and to the extent payable hereunder, the Per Share Reserve Release Amount, and (F) when, if and to the extent payable hereunder, the Per Share Special Payment Amount, subject in each case (A) through (F) to applicable Tax withholdings and other source deductions, in accordance with Section 1.9. Notwithstanding the foregoing, no consideration shall be payable hereunder in respect of any Out-of-the-Money Option, and each then outstanding Out-of-the-Money Option shall, by virtue of the First Merger, be canceled and terminated without any exercise or conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist shall, by virtue of the First Merger, be canceled and terminated without any exercise or conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(ii)            At the Effective Time, each then outstanding and unexercised unvested Company Option shall, by virtue of the First Merger, be canceled and terminated without any exercise or conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(e)           Treatment of Company Warrants. At the Effective Time, each then outstanding and unexercised Company Warrant shall, by virtue of the First Merger, be immediately canceled and the holder thereof shall be entitled to receive, subject to Section 1.5, in full satisfaction of the rights of such holder with respect thereto, with respect to each share of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time: (i) the Per Seller Closing Consideration for the holder of such Company Warrant, provided that such Per Seller Closing Consideration is being paid with respect to such Company Warrant and all other Company Securities held by such holder, collectively and not on a per-share or per-Company Security basis, without duplication; (ii) the Per Seller Indemnity ADSs for the holder of such Company Warrant, provided that such Per Seller Indemnity ADSs are being issued with respect to such Company Warrant and all other Company Securities held by such holder, collectively and not on a per-share or per-Company Security basis, without duplication, and provided further that such Indemnity ADSs are subject to Release from Indemnity in accordance with Section 1.7(f) and ARTICLE VII; (iii) when, if and to the extent payable hereunder, each Per Share Milestone Payment; (iv) when, if and to the extent payable hereunder, the Per Share Surplus Amount; (v) when, if and to the extent payable hereunder, the Per Share Reserve Release Amount, (vi) when, if and to the extent payable hereunder, the Per Share Special Payment Amount, subject in each case (i) through (vi) to applicable Tax withholdings and other source deductions, in accordance with Section 1.9. Notwithstanding the foregoing, no consideration shall be payable hereunder in respect of any Out-of-the-Money Warrant and each then outstanding Out-of-the-Money Warrant shall, by virtue of the First Merger, be canceled and terminated without any exercise or conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist shall, by virtue of the First Merger, be canceled and terminated without any exercise or conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(f)            Treatment of Equity Securities. Before the Effective Time, the Company shall provide such notice, if any, to the extent required or appropriate under the terms of the Company Equity Plan, obtain any necessary or appropriate consents, waivers or releases; adopt applicable resolutions; and take all other appropriate actions to: (a) effectuate the provisions of this ARTICLE I; and (b) ensure that after the Effective Time, neither any holder of Company Options, nor any beneficiary thereof, nor any other current or former participant in the Company Equity Plan shall have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plan, except as provided in this ARTICLE I.

(g)           Rights Cease to Exist. As of the Effective Time, all shares of the Company Common Stock shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and each holder of any shares of Company Common Stock shall cease to have any rights with respect thereto, except as set forth in this ARTICLE I.

(h)           No Fractional Shares; Rounding. Notwithstanding any provision herein to the contrary (i) no fractional Acquirer ADS shall be issued pursuant to this Agreement (with the intended effect that any Acquirer ADSs issuable to a single Seller on a particular date shall be aggregated and then rounded up to the nearest whole number of Acquirer ADSs) and (ii) any amount payable in cash pursuant to this Agreement to any single Seller on a particular date shall be aggregated and then rounded up to the nearest whole cent.

(i)            Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(j)             Effect on Capital Stock of Merger Sub 1 and Merger Sub 2.

(i)             Merger Sub 1. Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the First Step Surviving Corporation. Each stock certificate of Merger Sub 1 evidencing ownership of any shares of common stock shall continue to evidence ownership of such share of common stock of the First Step Surviving Corporation.

(ii)            Merger Sub 2. Each share of common stock of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub 2 evidencing ownership of any shares of common stock shall continue to evidence ownership of such share of common stock of the Surviving Corporation.

(k)           Appraisal Rights. Notwithstanding anything to the contrary herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the consideration contemplated in ARTICLE I, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the consideration contemplated in ARTICLE I in respect of such shares as if such shares never had been Dissenting Shares, following the satisfaction of the applicable conditions set forth in Section 1.5(a). The Company shall provide to Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to such demands under the DGCL. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

(l)            Rights Not Transferable. The rights of the Company Stockholders under this Agreement as of immediately prior to the Effective Time are personal to each such Company Stockholder and shall not be transferable prior to the Closing for any reason, other than by operation of law, will or the laws of descent and distribution without action taken by or on behalf of such Company Stockholder. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

(m)            No Interest. Notwithstanding anything to the contrary herein, no interest shall accumulate on any cash payable in connection with the consummation of the Transactions.

1.5.          Payment Procedures.

(a)            Cancellation of Certificates. No later than the Closing Date, the Company shall deliver written instructions to its transfer agent eShares, Inc. (d/b/a Carta, Inc.) (the “Company Transfer Agent”), with a copy to Acquirer, directing the Company Transfer Agent to (i) cancel all book-entry entitlements in the form of electronic stock certificates on the Company Transfer Agent’s electronic capitalization management system existing prior to the Closing Date representing issued and outstanding shares of Company Common Stock (the “Certificates”), effective as of the Effective Time and (ii) deliver to Acquirer, as promptly as practicable, but in no event later than the Effective Time, written confirmation of such cancellation of all Certificates.

(b)           As soon as reasonably practicable after the Closing, to the extent not previously delivered, Acquirer shall mail, or cause to be mailed (including by e-mail), to each Seller (i) a letter of transmittal in the form attached as Exhibit H hereto (including any applicable attachments thereto or other documentation required thereby, the “Letter of Transmittal”), which includes an agreement to be bound by the provisions of Section 7.4(h) and ARTICLE VII and a release, solely in his, her or its capacity as a holder of Company Securities, of the Company and the Surviving Corporation from any claims, rights, Liabilities and causes of action whatsoever based upon, relating to or arising out of the Company Securities, (ii) a Joinder Agreement, and (iii) a Lockup Agreement (collectively, (i) through (iii), the “Requisite Documentation”).

(c)            Each Seller shall deliver a set of the Requisite Documentation to the Paying Agent, who shall:

(i)             with respect of the Closing Cash Consideration, in the case of each Seller, after the Effective Time and as soon as reasonably practicable, but no later than three (3) Business Days, after receipt of such Requisite Documentation, duly executed and completed by such Seller in accordance with the instructions thereto, deliver to such Seller the applicable cash consideration payable in respect of the Company Securities held by such Seller pursuant to Section 1.4(b), Section 1.4(d)(i) or Section 1.4(e), as applicable; and

(ii)            with respect of the Closing Stock Consideration and the Indemnity ADSs, as soon as reasonably practicable, but no later than three (3) Business Days after delivery of any Seller’s Requisite Documentation, duly executed and completed by each Seller in accordance with the instructions thereto, deliver a copy of such Seller’s Requisite Documentation to the Acquirer. In the case of each Seller, after the Effective Time and as soon as reasonably practicable, but no later than three (3) Business Days after delivery to the Acquirer by the Paying Agent of such Seller’s Requisite Documentation, the Acquirer shall deliver to the Acquirer Transfer Agent instructions to cause the Acquirer Transfer Agent to deliver Ordinary Shares to the Depositary and instruct the Depositary to deliver to such Seller the Acquirer ADSs and the Indemnity ADSs issuable in respect of the Company Securities held by such Seller pursuant to Section 1.4(b), Section 1.4(d)(i) or Section 1.4(e), as applicable.

(d)           Notwithstanding anything to the contrary in the other provisions of this ARTICLE I, the Indemnity ADSs delivered under paragraph (c)(ii) above shall constitute the Indemnity Fund pursuant to Section 7.1. The Indemnity Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Damages indemnifiable pursuant to the indemnification obligations of the Company under ARTICLE VII, and shall be held and Released from Indemnity in accordance with Section 7.1. The adoption of this Agreement and the approval of the principal terms of the Mergers by the Company Stockholders shall constitute, among other things, approval of the Indemnity ADSs, the restrictions on the Indemnity ADSs and the appointment of the Securityholder’s Agent.

(e)            Transfers of Ownership. If any of the consideration payable pursuant to Section 1.4(b), Section 1.4(d)(i) or Section 1.4(e) in respect of any Company Securities is to be paid to a Person other than the registered holder of such Company Securities, it shall be a condition of the payment thereof that the Person requesting such exchange shall have paid to Acquirer or any agent designated by Acquirer any transfer or other Taxes required by reason of the payment of consideration in any name other than that of the registered holder of such Company Securities, or established to the satisfaction of Acquirer or any agent designated by Acquirer that such Tax has been paid or is not payable.

(f)            No Liability. Notwithstanding anything to the contrary in this Section 1.5, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(g)           Unclaimed Consideration. At any time following the one (1) year anniversary of the Effective Time, each Seller who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 1.5 shall look only to Acquirer (subject to abandoned property, escheat and similar Applicable Law) for its claim, only as a general unsecured creditor thereof, to any consideration payable pursuant to Section 1.4(b), Section 1.4(d)(i) or Section 1.4(e) in respect of the Company Securities held by such Seller immediately prior to the Effective Time.

(h)           No Further Ownership Rights in the Company Capital Stock. The applicable portion of the Closing Merger Consideration paid or payable following the delivery to the Paying Agent of the Requisite Documentation by any Seller in accordance with this Agreement shall be paid or payable in full satisfaction of all rights pertaining to the Company Securities of such holder, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Securities that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Securities are presented to the Surviving Corporation for any reason, such Company Securities shall be cancelled and exchanged as provided in this ARTICLE I.

(i)             Subject to the terms and conditions of this Agreement, including Section 7.3(a)(iii), Acquirer, the Surviving Corporation, the Paying Agent and the Acquirer Transfer Agent shall be permitted to rely, without further inquiry, on the Allocation Spreadsheet in making any payments to the Sellers under this Agreement.

1.6.          Milestone Payment.

(a)           As additional consideration for the Company Securities, Acquirer shall pay, or cause to be paid, to the Sellers a combination of cash and Acquirer ADSs, in accordance with this Section 1.6, upon achievement of each Milestone of a value equal to:

(i)             $15,000,000, if the SNAPvax Milestone is achieved; and

(ii)            if there is a license or sale of any Company Technology (“Company Technology Sale”): (1) fifty percent (50%) of the payments received by Acquirer or any of its Affiliates pursuant to such Company Technology Sale if the Company Technology Sale occurs within 12 months of the Closing Date; (2) forty percent (40%) of the payments received by Acquirer or any of its Affiliates pursuant to such Company Technology Sale if the Company Technology Sale occurs after 12 months, but before 24 months, of the Closing Date; and (3) twenty-five percent (25%) of the payments received by Acquirer or any of its Affiliates pursuant to such Company Technology Sale if the Company Technology Sale occurs after 24 months, but before 36 months, of the Closing Date (each such Company Technology Sale a “Technology Milestone”); provided that the total sum paid based on the achievement of Technology Milestones shall not exceed $25,000,000 in the aggregate.

Each payment required by subclauses (i) and (ii) of this Section 1.6(a) is referred to as a “Milestone Payment”. Any Milestone Payment made in accordance with this Section 1.6 shall be composed of: (x) an allocation of cash equal to a minimum of fifty percent (50%) and a maximum of sixty percent (60%) (such percentage at the sole discretion of Acquirer) of the aggregate value of such Milestone Payment; and (y) an allocation of Acquirer ADSs of a value, based on the volume weighted average price of an Acquirer ADS on the Nasdaq Global Market in the 30 trading days prior to the payment date of such Milestone Payment, equal to the remaining aggregate value of such Milestone Payment.

(b)           Notwithstanding the terms of Section 1.6(a), in the event of a sale or license that includes both Company Technology and other technology or product candidates, then the payments subject to the Technology Milestone shall fairly reflect the value of the Company Technology as a portion of the total value sold or licensed (the “Company Technology Portion”). The Acquirer’s board of directors shall promptly, and in any event within five (5) Business Days, after the closing of any Company Technology Sale determine the Company Technology Portion for such Company Technology Sale in good faith, and the Acquirer shall provide written notice to the Securityholder Agent of such determination, together with reasonably detailed supporting information for such determination including a copy of any applicable agreement(s) regarding such Company Technology Sale, within two (2) Business Days thereof (each, a “CTP Notice”). The Securityholder Agent may object to Acquirer’s determination of the Company Technology Portion set forth in any CTP Notice by providing written notice of such objection within ten (10) Business Days after Acquirer’s delivery of such CTP Notice, which notice shall include the Securityholder Agent’s proposed calculation of the Company Technology Portion (each, a “CTP Objection”). If the Securityholder Agent timely provides such CTP Objection, the Acquirer and the Securityholder Agent shall confer in good faith for a period of ten (10) Business Days following Acquirer’s timely receipt of such CTP Objection in an attempt to resolve the disputed calculation of the Company Technology Portion, and any resolution by them shall be set forth in writing and shall be final and binding on the parties hereto and the Sellers. If, after the ten (10) Business Day period described in the foregoing sentence, Acquirer and the Securityholder Agent cannot resolve the matter, then (i) Acquirer shall within five (5) Business Days, provide to the Securityholder Agent a list of three (3) independent third-party appraisers, who in each case have no existing contractual relationship with Acquirer, the Company, each of the Sellers, or any of their respective Affiliates, that may be used to resolve the dispute, (ii) Securityholder Agent shall within five (5) Business Days select one of such three appraisers for resolution of the dispute (the “CTP Appraiser”) and notify Acquirer of such selection, and (iii) Acquirer and the Securityholder Agent shall promptly, and in any event within five (5) Business Days, after Securityholder Agent’s selection of the CTP Appraiser, engage such CTP Appraiser to review and determine the Company Technology Portion and execute, if requested by such CTP Appraiser, a reasonable engagement letter with respect to such determination. Promptly after joint engagement of the CTP Appraiser, Acquirer and the Securityholder Agent shall provide the CTP Appraiser with a copy of this Agreement, any applicable agreement(s) relating to such Company Technology Sale, the CTP Notice and the CTP Objection. The CTP Appraiser may request additional information from Acquirer or the Securityholder Agent solely to the extent necessary to calculate the Company Technology Portion, but absent such a request neither Acquirer nor the Securityholder Agent may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the CTP Appraiser or otherwise communicate with the CTP Appraiser. The CTP Appraiser’s determination shall be based upon and consistent with the terms and conditions of this Agreement. Acquirer and the Securityholder Agent shall use commercially reasonable efforts to cause the CTP Appraiser to render its determination within thirty (30) days after engagement thereof, or as soon thereafter as possible, which determination shall be set forth in a written statement delivered to Acquirer and the Securityholder Agent and shall be final and binding on the parties hereto and the Sellers. In the event that the Company Technology Portion chosen by the CTP Appraiser is less than or equal to the amount stated by the Acquirer in the CTP Notice, the fees and expenses of the CTP Appraiser shall be paid by the Sellers. In the event that the Company Technology Portion chosen by the CPT Appraiser is greater than the amount stated by the Acquirer in the CTP Notice, the fees and expenses of the CTP Appraiser shall be paid by the Acquirer. Acquirer shall provide the Securityholder Agent and its Representatives and, if applicable, the CTP Appraiser, reasonable and timely access to personnel and any books, records, documents and work papers reasonably requested by the Securityholder Agent and its Representatives or the CTP Appraiser to the extent reasonably necessary in connection with the Securityholder Agent’s or CTP Appraiser’s review of the CTP Notice or any resolution of any dispute with respect thereto.

(c)            For the avoidance of doubt, in no event shall the sale of the Acquirer (or any of its equity securities) be considered a Company Technology Sale, provided, that the sale of equity securities in connection with a Company Technology Sale, but excluding a full acquisition of Acquirer and issue of equity to fund research and development activities as an obligation of and in connection with such Company Technology Sale, shall be subject to the Milestone Payment associated with the applicable Technology Milestone, provided, further, that if Acquirer is acquired within 36 months of the Closing Date, then the Technology Milestone shall be considered achieved upon the first instance that the FDA, EMA or MHRA regulatory authority grants marketing approval of any product comprised of any Company Technology (alone or in combination with any other technology), and the Milestone Payment therefor shall be a one-time payment of a value equal to $25,000,000 (composed of an allocation of cash and Acquirer ADSs or, if applicable, equity securities of the surviving entity following the acquisition of Acquirer having an equivalent value and of the same type that holders of Acquirer ADSs received in such acquisition, in the manner set forth in the last sentence of Section 1.6(a)) with any earlier Milestone Payments for achievement of a Technology Milestone to be credited against such one-time payment.

(d)           Upon achievement of a Milestone, Acquirer shall (i) promptly and in any event within ten (10) days deliver notice thereof to the Securityholder Agent, which notice shall indicate the amount of the Milestone Payment associated therewith and the value of such Milestone Payment to be allocated to cash and Acquirer ADSs, and (ii) within thirty (30) days, (x) pay the cash portion of the applicable Milestone Payment to the Paying Agent, by transfer to the account(s) set forth in the Paying Agent Agreement, for further distribution to the Sellers in accordance with Section 1.4(b), Section 1.4(d)(i) and Section 1.4(e) and (y) issue to and instruct the Acquirer Transfer Agent to deliver the Acquirer ADS portion of the applicable Milestone Payment with The Bank of New York Mellon, as depositary, acting as custodian, for the benefit of the Sellers, in accordance with Section 1.4(b), Section 1.4(d)(i) and Section 1.4(e).

(e)            From and after the Closing Date, Acquirer shall use Commercially Reasonable Efforts to develop, commercialize and market the Company Technology in furtherance of achieving the Milestones. For purposes of this Section 1.6(e), “Commercially Reasonable Efforts” means the use of such efforts as are normally used by similarly-situated biotechnology companies in connection with the development of technologies of similar market potential at a similar stage of development, taking into account the technology’s safety and efficacy data, the cost to develop the technology, the competitiveness of the relevant marketplace, the intellectual property positions of third parties, the intellectual property position related to the technology, applicable regulatory considerations (including the likelihood of receiving regulatory approvals, clearances, licenses or authorizations), the profitability and commercial viability of the technology, and other relevant research, development, manufacturing and commercialization factors based upon then-prevailing conditions. Notwithstanding the foregoing, the Company Stockholders understand and acknowledge that (A) control of all business decisions of Acquirer (including sales and marketing, capital expenditures, product pricing, product development, product deployment, employee hiring and retention, subcontracting authority, facilities management and acquisitions or dispositions of assets (and the timing thereof)), from and after the Effective Time shall be the ultimate right of the board of directors of the Acquirer, and the Acquirer may operate its business and the business of its subsidiaries (including the Surviving Corporation) in the manner it deems appropriate in its sole discretion and (B) there is no implied duties under Applicable Law or otherwise with respect to this Section 1.6.

(f)            All parties hereto agree for all Tax purposes that the right of the Sellers to the cash portion of any Milestone Payment shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate (subject to imputation of interest under Section 483 or Section 1274 of the Code); provided, that any portion of a Milestone Payment that is treated as imputed interest for income tax purposes shall be deemed paid from the cash component thereof. All parties hereto shall file all Tax Returns consistently with the foregoing absent a contrary “determination” within the meaning of Code Section 1313(a) (or any analogous state income tax law).

(g)           During the period commencing on the date of the achievement of any Technology Milestone, Acquirer and its Affiliates shall permit an independent, certified public accountant appointed by the Securityholder Agent, and reasonably acceptable to Acquirer, at reasonable times and upon reasonable notice, but in no event more than once per calendar year, to examine (but not copy) such books and records as may be necessary for the purpose of verifying the calculation of any Milestone Payment in respect of such Technology Milestone during the period covered by the applicable audit. The independent, certified public accountant shall disclose to the Securityholder Agent and to Acquirer, based on its inspection of the applicable records, whether any applicable Milestone Payment has been accurately reported, and if not, the amount and nature of any discrepancy discovered. Such independent accountant shall disclose no other information revealed in such audit. Any and all records examined by such independent accountant shall be deemed Acquirer’s Confidential Information, which may not be disclosed by such independent accountant to any third party, and Acquirer may require such accountant to enter into a reasonable written agreement obligating it to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations set forth in the Confidentiality Agreements. If, as a result of any such audit conducted hereunder, it is determined that a Milestone Payment is owing with respect to a Technology Milestone, then Acquirer shall make such payment within fifteen (15) days after the independent accountant notifies the Securityholder Agent and Acquirer of the results of its audit. The Securityholder Agent shall pay for such audits, except that in the event that the audit reveals that a Milestone Payment is owing with respect to a Technology Milestone, Acquirer shall pay the costs of the audit.

1.7.          Company Net Working Capital Adjustment.

(a)            Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquirer a certificate (the “Company Closing Financial Certificate”), in form and substance reasonably satisfactory to Acquirer, executed by an authorized officer of the Company and setting forth in reasonable detail the Company’s good faith estimates of: (i) the amount of Closing Cash (the “Estimated Closing Cash”); (ii) the amount of Closing Debt (the “Estimated Closing Debt”); (iii) the amount of Transaction Expenses (the “Estimated Transaction Expenses”); (iv) the amount of Company Net Working Capital (the “Estimated Company Net Working Capital”); and (v) the amount of Closing Cash Consideration determined on the basis of the foregoing amounts and such other amounts included in the definition of Closing Cash Consideration.

(b)           Within 90 days after the Closing, Acquirer shall deliver to the Securityholder Agent a certificate executed by an authorized officer of Acquirer and setting forth in reasonable detail Acquirer’s good faith calculation of (i) the amount of Closing Cash, (ii) the amount of Closing Debt, (iii) the amount of Transaction Expenses, (iv) the amount of Company Net Working Capital, , and (v) the amount of Adjusted Closing Cash Consideration determined on the basis of the foregoing amounts and such other amounts included in the definition of Adjusted Closing Cash Consideration (the “Adjustment Calculations,” and such certificate, the “Adjustment Notice”), in each case together with supporting documentation, information and calculations therefor.

(c)           The Securityholder Agent may object, in whole or in part, to the Adjustment Calculations set forth in the Adjustment Notice by providing written notice of such objection to Acquirer within thirty (30) days after Acquirer’s delivery of the Adjustment Notice (the “Notice of Objection”), which Notice of Objection shall set forth in reasonable detail the particulars of such objection together with supporting documentation, information and calculations therefor. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Securityholder Agent on behalf of the Sellers. If the Securityholder Agent fails to timely deliver the Notice of Objection, then the Securityholder Agent shall be deemed to have accepted in full the Adjustment Calculations as prepared by Acquirer and set forth in the Adjustment Notice, and such Adjustment Calculations shall become final and binding on the parties hereto and the Sellers as of 11:59 p.m. Eastern Time on such thirtieth (30th) day.

(d)           If the Securityholder Agent timely provides the Notice of Objection, then Acquirer and the Securityholder Agent shall confer in good faith for a period of ten (10) Business Days following Acquirer’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be set forth in writing and shall be final and binding on the parties hereto and the Sellers.

(e)            If, after the 10 Business Day period set forth in Section 1.7(d), Acquirer and the Securityholder Agent cannot resolve any matter set forth in the Notice of Objection, then Acquirer and the Securityholder Agent shall engage Ernst & Young or, if such firm is not able or willing to so act, another nationally recognized auditing firm acceptable to both Acquirer and the Securityholder Agent (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Acquirer and the Securityholder Agent and the Adjustment Calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within sixty (60) days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto and the Sellers, and the Reviewing Accountant shall provide Acquirer and the Securityholder Agent with a calculation of the Adjusted Closing Cash Consideration in accordance with such determination. The Reviewing Accountant’s determination shall be based upon and consistent with the terms and conditions of this Agreement, including the definitions of Closing Cash, Closing Debt, Transaction Expenses, Company Net Working Capital, and Adjusted Closing Cash Consideration.

(f)            To the extent that (i) the Adjusted Closing Cash Consideration as finally determined pursuant to this Section 1.7 is less than the Closing Cash Consideration (such difference, expressed as a positive number, the “Shortfall Amount”), and such Shortfall Amount exceeds the Adjustment Holdback Amount, then Acquirer and the Securityholder Agent shall Release from Indemnity to Acquirer that number of Acquirer ADSs that have an aggregate value, based on the volume weighted average price of an Acquirer ADS on the Nasdaq Global Market in the 30 trading days prior to such final determination of the Adjusted Closing Cash Consideration equal to the Shortfall Amount less the Adjustment Holdback Amount (it being understood that, notwithstanding anything to the contrary contained herein, the Indemnity Fund shall be the sole source of recovery for any payment required to be made pursuant to this Section 1.7(f)(i)) or (ii) the Adjusted Closing Cash Consideration as finally determined pursuant to this Section 1.7 is greater than the Closing Cash Consideration (such amount, expressed as a positive number, the “Surplus Amount”) then Acquirer shall promptly (and in any event within three (3) Business Days following final determination of the Adjusted Closing Cash Consideration) pay to the Paying Agent, for further distribution to the Sellers in accordance with Section 1.4(b), Section 1.4(d)(i) and Section 1.4(e), an amount in cash equal to the Surplus Amount. In addition, (x) if there is a Shortfall Amount and such Shortfall Amount is less than the Adjustment Holdback Amount, or (y) if there is no Shortfall Amount, then in each case (x) and (y), the Acquirer shall promptly and in any event within three (3) Business Days following final determination of the Adjusted Closing Cash Consideration, pay to the Paying Agent for further distribution to the Sellers in accordance with Section 1.4(b), Section 1.4(d)(i) and Section 1.4(e) an amount in cash equal to (A) the Adjustment Holdback Amount minus (B) such Shortfall Amount, if there is a Shortfall Amount, or zero, if there is no Shortfall Amount.

(g)           The fees, costs and expenses of the Reviewing Accountant shall be allocated between the Securityholder Agent (on behalf of the Sellers), on the one hand, and Acquirer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Reviewing Accountant that is unsuccessfully disputed by each such party (as finally determined by the Reviewing Accountant) bears to the total amount of such disputed items so submitted.

(h)           For purposes of giving effect to the terms set forth in this Section 1.7, during the period from Acquirer’s delivery of the Adjustment Notice until final determination of the Adjusted Closing Cash Purchase Price, notwithstanding anything herein to the contrary, Acquirer shall make available to the Securityholder Agent and its representatives copies of all information, records, data, working papers (including those working papers of its accountants, subject to such accountants’ policies with respect thereto), supporting schedules, calculations and other documentation, in each case, to the extent relating to Acquirer’s calculation of the amounts set forth in the Adjustment Notice, and shall permit reasonable access to Acquirer’s senior finance personnel and accountants involved in the preparation of the Adjustment Notice, in each case, on a timely basis and as may be reasonably required in connection with the review of the Adjustment Notice or the amounts reflected therein; provided that such access shall be conducted in a manner that does not interfere with the normal business operations of Acquirer.

1.8.          Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the applicable Seller when due, and such Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

1.9.          Withholding Rights. Each of Acquirer and the Surviving Corporation shall be entitled to deduct and withhold from any payments pursuant to this Agreement to any Person, including any Key Employee or any holder of any shares of Company Common Stock or Certificates, such amounts as Acquirer, the Surviving Corporation is required to deduct and withhold with respect to any such payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.

1.10.        Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

1.11.        Certain Consents. Following the Closing, the Acquirer and its Affiliates (including the Surviving Corporation) shall use its commercially reasonable efforts to obtain, at the earliest practicable date, any consents and approvals required from [***] to vest the Surviving Corporation with full right, title and interest in, to and under the [***], and shall be responsible for the payment of all fees, costs, expenses, payments and expenditures to [***] in connection therewith (the “[***] Fees”); provided, that Acquirer shall act in good faith to avoid or mitigate the amount of any such [***] Fees. If the [***] Fees are less than the Special Holdback Amount, the Acquirer shall promptly and in any event within ten (10) Business Days following payment of such [***] Fees, pay to the Paying Agent for further distribution to the Sellers in accordance with Section 1.4(b), Section 1.4(d)(i) and Section 1.4(e) an amount in cash equal to (a) the Special Holdback Amount minus (b) the [***] Fees.

1.12.        Non-Accredited Investor Matters. Notwithstanding anything herein to the contrary, if but for the application of this Section 1.12, (a) any Non-Accredited Investor is entitled to receive Acquirer ADSs pursuant to the terms of this Agreement and (b) the issuance of Acquirer ADSs to any Non-Accredited Investor in accordance the terms and conditions this Agreement would, in the opinion of counsel to Acquirer after due consideration of any representations and warranties given by such Non-Accredited Investor in any Transaction Document, result in the issuance of Acquirer ADSs to any Non-Accredited Investors hereunder not being exempt from registration under the Securities Act, then Acquirer shall: (i) pay to all Non-Accredited Investors the cash value of any Acquirer ADSs otherwise issuable to such Non-Accredited Investors hereunder if and when such Acquirer ADSs would have been issuable; and (ii) proportionately reduce the cash consideration payable to the other Sellers hereunder, and proportionately increase the Acquirer ADS consideration payable to the other Sellers hereunder, in a manner such that the aggregate cash consideration and aggregate Acquirer ADS consideration payable to the Sellers, collectively, and the relative proportion of cash consideration and Acquirer ADS consideration payable to the Sellers, collectively, shall remain the same or as close as possible to the same as it would have been but for the application of this Section 1.12.

ARTICLE II
Representations and Warranties of the Company

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures shall clearly indicate the Section and, if applicable, the Subsection of this ARTICLE II to which it relates and shall be applicable to such Section or Subsection and any other Section or Subsection of this ARTICLE II to the extent the relevance thereto is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), the Company represents and warrants to Acquirer as follows:

2.1.          Organization, Standing, Power and Subsidiaries.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, operate, use, distribute and lease its assets and properties and to conduct the Business. The Company is duly licensed or qualified as a foreign corporation or company to do business, and is in good standing, in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the Business except where the failure to be so qualified or licensed, individually or in the aggregate, both (i) has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and (ii) has not had and would not be reasonably expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Company Transaction Documents or to consummate the Transactions hereby or the transactions thereby and would not materially impede or delay or be reasonably expected to materially impede or delay the consummation of the Transactions. The Company has made available to Acquirer a true and correct copy of its certificate of incorporation, as amended to date, and bylaws, as amended to date, each of which is in full force and effect as of the date hereof and the Board has not approved any additional amendment to either of such documents. Except as set forth on Schedule 2.1(a) of the Company Disclosure Letter, the Company has and, since its inception has had, no Equity Interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity.

(b)           Except as set forth on Schedule 2.1(b) of the Company Disclosure Letter, the Company does not directly or indirectly have any subsidiaries, own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. There are no entities that have been merged into or that otherwise are predecessors to the Company.

(c)            Neither the Company nor any of the Company Stockholders has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of the Company.

(d)           Schedule 2.1(d) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board; (ii) the names of the members of each committee of the Board and (iii) the names and titles of the officers of the Company.

2.2.          Capital Structure.

(a)           The authorized capital stock of the Company consists solely of 2,000,000 shares of Company Common Stock, 1,293,111 of which are issued and outstanding as of the Agreement Date, and there are no other issued and outstanding shares of Company Common Stock and no commitments or Contracts to issue any shares of Company Common Stock, or any interests therein, that are outstanding as of the Agreement Date, other than Company Options and Company Warrants. The Company does not hold any treasury shares. Schedule 2.2(a) of the Company Disclosure Letter sets forth, as of the Agreement Date a true, correct and complete list of the Company Stockholders and the number and type of such shares so owned by such Company Stockholder. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Certificate of Incorporation, the Bylaws or any Contract to which the Company is a party or by which the Company or any of its assets are bound, except restrictions on transfer under customary stockholder agreements between the holder thereof and the Company and under federal and state securities laws. The Company has never declared or paid any dividends on any shares of Company Common Stock. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other Applicable Law any shares of Company Common Stock, any Equity Interests or any other securities of the Company, whether currently outstanding or that may subsequently be issued. To the knowledge of the Company, no Company Stockholder that is a limited partnership has any limited partners who are employees of Acquirer. All issued and outstanding shares of Company Common Stock were issued in compliance with Applicable Law and all requirements set forth in the Certificate of Incorporation, the Bylaws and any applicable Contracts to which the Company is a party or by which the Company or any of its assets are bound. Except as set forth in this Section 2.2(a), the Company has no other capital stock authorized, issued or outstanding.

(b)           Except as set forth on Schedule 2.2(b) of the Company Disclosure Letter (which provides an accurate and complete description of the vesting schedule (including any acceleration terms), the number of vested and unvested shares as of the date hereof, and each repurchase and redemption right held by the Company to which any shares of Company Capital Stock are subject), there are no outstanding shares of Company Capital Stock or any equity securities of the Company that constitute restricted stock or that are otherwise subject to a repurchase or redemption right.

(c)           No Company Debt (i) granting its holder the right to vote on any matters on which any Company Stockholder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date.

(d)           Except as set forth on Schedule 2.2(d) of the Company Disclosure Letter, the Company has never adopted, sponsored or maintained any stock option plan or other plan or agreement providing for equity or equity related compensation to any Person. The Company has reserved 231,170 shares of Company Common Stock for issuance under the Company Equity Plan, of which options to purchase 62,966 shares of Company Common Stock are outstanding as of immediately prior to the Closing (58,270 shares of which are vested). Schedule 2.2(d) of the Company Disclosure Letter also accurately sets forth with respect to each Company Option or Company Warrant, as applicable, that is outstanding: (i) the name and address of the holder of such Company Option or Company Warrant; (ii) whether such Company Option or Company Warrant has vested and the vesting schedule applicable to such Company Option or Company Warrant (including any acceleration provision); (iii) the number of shares of Company Common Stock issuable upon exercise of such Company Option or Company Warrant; (iv) the grant date and the expiration date of the Company Option or Company Warrant; (v) the exercise price per share of Company Common Stock purchasable under such Company Option or Company Warrant; and (vi) whether and to what extent such Company Option or Company Warrant qualifies as an “incentive stock option” as defined in Section 422 of the Code.

(e)            Except as set forth on Schedule 2.2(e) of the Company Disclosure Letter, and other than as described on Schedule 2.2(a) of the Company Disclosure Letter with respect to the Company Common Stock and as described on Schedule 2.2(d) of the Company Disclosure Letter with respect to Company Options and Company Warrants, (i) no Person has any Equity Interests of the Company, options, restricted stock units, restricted stock, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested, and (ii) there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to reduce its capital or issue, deliver, sell, repurchase, cancel or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Common Stock or any equity securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(f)            Except as set forth on Schedule 2.2(f) of the Company Disclosure Letter and except as contemplated hereby, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or (ii) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Common Stock.

2.3.          Authority; Non-contravention.

(a)            The Company has all requisite corporate power and authority to enter into this Agreement and the other Company Transaction Documents and to consummate the Transactions and, as of the Closing, the Company will have obtained the Company Stockholder Approval. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. Each Company Transaction Document has been duly executed and delivered by the Company and, assuming the due execution and delivery of such Transaction Document by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (i) declared that this Agreement and the Transactions upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with Applicable Law and (iii) directed that the adoption of this Agreement to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Mergers.

(b)           The execution and delivery of this Agreement and the other Company Transaction Documents by the Company does not, and the consummation of the Transactions by the Company will not, (i) result in the creation of any Encumbrance on any of the material assets of the Company or any of the shares of Company Common Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation, the Bylaws or other equivalent organizational or governing documents of the Company, as amended to date, (B) any Material Contract or (C) any Applicable Law, other than, in the case of clauses (B) and (C) above, as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company.

(c)            No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any other Company Transaction Document or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger and Second Certificate of Merger, as provided in Section 1.1(d), and (ii) as are necessary as a result of any facts or circumstances relating solely to Acquirer or any of its Affiliates.

2.4.          Financial Statements; No Undisclosed Liabilities.

(a)            The Company has delivered to Acquirer its unaudited financial statements for the last three fiscal years and its unaudited financial statements for the nine-month period ended September 30, 2021 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) fairly and accurately present in all material respects the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments, none of which individually or in the aggregate are or will be material in amount), (iii) are true, correct and complete in all material respects and (iv) were prepared in accordance with US GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved.

(b)            Except as reflected in the Company Balance Sheet, the Company has no Liabilities of any nature that would be required to be reflected on a balance sheet prepared in accordance with US GAAP other than Liabilities incurred in the ordinary course of business since that date of the Company Balance Sheet. Except for Liabilities reflected in the Company Balance Sheet, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with US GAAP consistently applied. Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.

(c)            Schedule 2.4(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Debt. Except as set forth on Schedule 2.4(c) of the Company Disclosure Letter, the Company has not received loans under the CARES Act or any other Applicable Law, regulation, order or directive issued by any Governmental Entity or public health agency in connection with the COVID-19 pandemic.

(d)            The accounts receivable of the Company (collectively, the “Accounts Receivable”) as reflected on the Company Balance Sheet arose in the ordinary course of business and consistent with past practice and represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof within 60 days following the Agreement Date, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with US GAAP consistently applied and in accordance with the Company’s past practice and are reasonably expected to be sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. The Accounts Receivable arising after the Company Balance Sheet Date and before the Closing Date (i) arose or shall arise in the ordinary course of business and consistent with past practice, (ii) represented or shall represent bona fide claims against debtors for sales and other charges and (iii) have been collected or are collectible in the book amounts thereof within 60 days following the Agreement Date, less allowances for doubtful accounts and warranty returns determined in accordance with US GAAP consistently applied and the Company’s past practice that are reasonably expected to be sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. To the knowledge of the Company, none of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance, except a Permitted Encumbrance, on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable. Schedule 2.4(d) of the Company Disclosure Letter sets forth, as of the Agreement Date, an aging of the Accounts Receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Schedule 2.4(d) of the Company Disclosure Letter sets forth, as of the Agreement Date, such amounts of Accounts Receivable that are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

(e)            The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with US GAAP and (B) to maintain accountability for assets, (iii) regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company or, to the knowledge of the Company, any current or former employee, consultant or director of the Company, has identified, been made aware of, or received notice of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the financial statements of the Company. No attorney representing the Company, whether or not employed by the Company, has reported to the Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data in the same manner in which the Company’s financial data is summarized and reported prior to the date hereof. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 450) that are not adequately provided for in the Company Balance Sheet and/or disclosed in the financial statement footnotes thereto as required by such Topic 450. There has been no change in the Company’s accounting policies since January 1, 2019, except as described in the Financial Statements.

2.5.          Absence of Changes. Since the Company Balance Sheet Date, (i) the Company has conducted the Business only in the ordinary course of business and consistent with past practice and there has been no material change in the condition, assets or business of the Company, and (ii) there has not occurred any event, change, condition, effect, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

2.6.          Litigation. There is no Legal Proceeding to which the Company is a party pending before any Governmental Entity, or, to the knowledge of the Company, threatened against the Company or any of its assets or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company), and, to the knowledge of the Company, there is not any reasonable basis for any such Legal Proceeding. There is no Order against the Company or any of its assets, or, to the knowledge of the Company, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company or any of its assets or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company) based upon: (i) entry into this Agreement or any of the agreements contemplated by this Agreement or any of the Transactions, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by the Company regarding its assets or (iii) any claim that the Company has agreed to sell or dispose of any of its assets to any party other than Acquirer, whether by way of merger, consolidation, sale of assets or otherwise. The Company has no Legal Proceedings pending against any other Person.

2.7.          Restrictions on Business Activities. Except as set forth on Schedule 2.7 of the Company Disclosure Letter and excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement therefor, there is no Contract or Order binding upon the Company that restricts or prohibits, or has or would reasonably be expected to have, whether before or after consummation of the Mergers, the effect of prohibiting or restricting any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business, or limiting the freedom of the Company to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.

2.8.          Compliance with Laws; Governmental Permits.

(a)            During the past three (3) years, the Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notice or other communication of material violation with respect to, Applicable Law.

(b)            The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the Business or the holding of any such interest, in each case, except such consents, licenses, permits, grants and other authorizations that the failure by the Company to obtain would not reasonably be expected to have a Material Adverse Effect on the Company (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, and to the knowledge of the Company, no such notice or other communication is forthcoming. The Company has during the past three (3) years materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

2.9.          Title to, Condition and Sufficiency of Assets.

(a)            The Company has (i) good and marketable title to, and interests in, all of its properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice), and (ii) with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.

(b)            The assets and properties owned, leased or licensed by the Company (i) constitute all of the material assets and properties that are necessary for the Company to conduct, operate and continue the conduct of the Business and (ii) constitute all of the material assets and properties that are used in the conduct of the Business, without (A) the need for Acquirer to acquire or license any other asset, property or Intellectual Property Right or (B) the breach or violation of any Contract.

2.10.        Real Property and Real Property Leases.

(a)            The Company does not currently own, and has not owned, any real property.

(b)            Schedule 2.10(b) of the Company Disclosure Letter sets forth:

(i)             the address of each real property currently leased or subleased to or by the Company, as lessee, licensee or sub-lessee (the “Leased Real Property”); and

(ii)            a true and complete list of all leases and subleases, and all modifications and amendments of and agreements relating to such leases and subleases (such leases and subleases, as modified and amended, collectively, the “Leases” or individually a “Lease”) for each such Leased Real Property. The Company has delivered or made available to Acquirer a true and complete copy of each such Lease.

(c)            Except as would not have a Material Adverse Effect on the Company or except as set forth on Schedule 2.10(b) of the Company Disclosure Letter, with respect to each of the Leases:

(i)             such Lease is legal, valid, binding, enforceable and in full force and effect as against the Company. The Company has not received or provided any written or oral notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any other party thereto under any of the Leases identified in the Company Disclosure Letter.

(ii)            the Company has timely and fully performed all material covenants and material obligations under the Leases. The Company does not have any existing offsets, defenses, counterclaims, or credits against rentals under any provision of the Leases, other than any security deposit.

(iii)          the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease by the Company, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect as against the Company on substantially the same terms following the Closing.

(iv)          such Lease was made on an arm’s length basis. There are no agreements, contracts, terms, or special understandings between or among the Company, any lessor, or agents of any lessor regarding any real property leases that have not been disclosed in the Company Disclosure Letter.

(v)           The Company has not assigned any of its Leases or any interest in such Leases or sublet any portion of the premises leased to them under such Leases.

(vi)          There is no Legal Proceedings pending or threatened relating to the real property (whether real, personal or mixed and whether tangible or intangible) identified in the Company Disclosure Letter.

2.11.         Intellectual Property.

(a)            Schedule 2.11(a) of the Company Disclosure Letter contains a complete and accurate list and description of all of the patents, patent applications, trademarks and trademark applications, copyright registrations and applications and domain names owned, co-owned or licensed by the Company (“Company Registered IP”), and specifies, for each item, whether such Company Registered IP is owned or purported to be owned, in whole or in part, by the Company, and, if owned in part, Schedule 2.11(a) of the Company Disclosure Letter contains a complete and accurate list of each co-owner to the relevant Company Registered IP and the nature of such co-owner’s ownership (“Owned IP”), or whether such Company Intellectual Property is used or held for use by the Company under a Company IP Agreement (“Licensed IP”). Schedule 2.11(a) of the Company Disclosure Letter contains a description of the data collected, generated, or received by or for the benefit of the Company, and within the possession or control of the Company, included among the Company Intellectual Property, together with the location of such data within the Company’s file storage system.

(b)            Schedule 2.11(a) of the Company Disclosure Letter further specifies, for each item of Company Registered IP that is registered or under application for registration, the registration or application number, country or jurisdiction, filing and expected expiration dates (if any). All registrations and filings, and all payments of annuities, maintenance fees, or other costs, necessary to preserve the rights of the Company in and to the Company Registered IP and necessary to record and perfect the Company’s interest therein and the chain of title thereof, as of the date of this Agreement, have been made.

(c)            All of the Company Registered IP, (i) is valid, subsisting (or in the case of applications, applied for), and enforceable, (ii) is currently in compliance with any and all Applicable Laws necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding Order adversely affecting the Company’s use thereof or rights thereto, or that would impair the validity or enforceability thereof. There are no Legal Proceedings pending, and there has been no Legal Proceeding pending, settled or otherwise compromised, decided or asserted, or threatened in writing to the Company, challenging the ownership, scope, validity, registrability, enforceability or use by the Company of, or licensed right to use by, the Company of any Company Intellectual Property.

(d)            Except as set forth on Schedule 2.11(d) of the Company Disclosure Letter and subject to the terms and conditions set forth in the Company IP Agreements, the Company Intellectual Property is solely owned by the Company with good title thereto free of all Encumbrances (except for non-exclusive licenses granted in the ordinary course of business consistent with past practice), and the Company has the unencumbered right to use (where use includes the ability to modify, enhance, make derivative works, adapt, translate, market, license with right to grant sub-licenses, sell, rent and any other activity associated with the term “use”, all without restriction of any kind from any third person (in this Section 2.11, “Use” or “Used”)) the Company Intellectual Property. The Company has the unencumbered right to Use any Licensed IP that is embedded or integrated into any Owned IP or Products pursuant to a Company IP Agreement.

(e)            The Company owns or has sufficient rights to Use all Company Intellectual Property that is necessary for the operation of the Business in the same manner as currently conducted and as currently contemplated to be conducted as described on Schedule 2.11(e) of the Company Disclosure Letter, all of which rights shall, subject to the Acquirer effecting transfer or assignment of the Company IP Agreements to the extent required thereunder and as set forth in Schedule 2.11(f) of the Company Disclosure Letter, survive unchanged upon the consummation of the Transactions. To the knowledge of the Company, the Company Intellectual Property includes all Intellectual Property that is necessary for the operation of the Business in the same manner as currently conducted and as currently contemplated to be conducted as described on Schedule 2.11(e) of the Company Disclosure Letter.

(f)            Schedule 2.11(f) of the Company Disclosure Letter contains a complete and accurate list and description of all Company IP Agreements under which (i) any Person has been granted rights by the Company or any other co-owner to use Company Intellectual Property and/or (ii) any Person has granted rights to the Company to use any of such Person’s Intellectual Property. Each such Company IP Agreement is in full force and effect and in good standing and there is no default thereunder. Each such Company IP Agreement is a valid and binding obligation of the Company and, to the knowledge of the Company, is a valid and binding obligation of each other party thereto, and, to the knowledge of the Company each other party thereto has no reasonable basis to deny consent to the assignment of such valid and binding obligation by the Company.

(g)            No Person has invited the Company in writing to take a license to that Person’s Intellectual Property other than as disclosed in Schedule 2.11(g), or commenced, or provided notice of intention to commence, or otherwise threatened, any Legal Proceedings claiming infringement, adverse ownership, invalidity, lack of distinctiveness or conflict with respect to any Products or any of the Company Intellectual Property or challenging any Company Intellectual Property or the right of the Company to Use the Company Intellectual Property in the conduct of the Business as currently conducted and as currently contemplated to be conducted as described on Schedule 2.11(e) of the Company Disclosure Letter, and, to the knowledge of the Company, there is no valid basis for any such Legal Proceedings in the conduct of the Business as currently conducted and as currently contemplated to be conducted as described on Schedule 2.11(e) of the Company Disclosure Letter.

(h)            In the conduct of the Business by the Company in the same manner as currently conducted and as currently contemplated to be conducted as described on Schedule 2.11(e) of the Company Disclosure Letter, the Use of the Company Intellectual Property and Company IT Assets (including manufacture, use and sale of Products) do not, to the Company’s knowledge, conflict with, infringe upon, misappropriate or otherwise violate and are not alleged by any Person to conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property of any other Person. To the Company’s knowledge, the Company has not misappropriated, infringed, used or disclosed without authorization any Intellectual Property of any third person.

(i)             The Company has not commenced any Legal Proceedings challenging the Intellectual Property of any other Person, and to the knowledge of the Company, there is no unauthorized Use, disclosure, infringement or misappropriation by any third person of any of the Company Intellectual Property, and there is no Legal Proceeding pending, asserted or threatened by the Company against any other Person concerning any of the foregoing.

(j)             Except as set forth on Schedule 2.11(j) of the Company Disclosure Letter, as of the date three (3) days prior to the date hereof there are no actions that must be taken by the Company within ninety (90) days of the date hereof that, if not taken, will result in the loss of any Company Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to any patent and trademark office, or the filing of any actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property.

(k)            To the knowledge of the Company, the Company does not use nor has the Company used or requires any third party software for the conduct of the Business (including manufacture, use and sale of Products), except for such third party software as may be readily obtained by license from third party vendors of that software on reasonable commercial terms. All such third party software which the Company is, at the date of this Agreement, using or contemplating licensing for use and an estimate of applicable license and maintenance fees, if any, is identified in on Schedule 2.11(k) of the Company Disclosure Letter. Except as set forth on Schedule 2.11(k) of the Company Disclosure Letter, the Company has not incorporated into any Products any Publicly Available Software, in whole or in part, in a manner that may require, or condition the use, hosting or distribution of any proprietary software of any Company IT Assets or the disclosure, licensing or distribution of any Company Intellectual Property in such software. The source code for all software that is material to the conduct of the Business and constituting a Product or Company IT Asset has not been provided and is not required to be provided to any third party (including in the context of an escrow agreement), and no event has occurred, and no circumstances or conditions exist, that (with or without notice or lapse of time, or both) has resulted in, or would reasonably be expected to result in, the disclosure or delivery by the Company of any such source code to any third party.

(l)             Except as set forth in Schedule 2.11(l) of the Company Disclosure Letter, the Company is not bound by any Contract with any Governmental Entity, nor any university, college, or other educational institution or research center (each, an “Institution”), for the development of Products. Except as set forth in Schedule 2.11(l) of the Company Disclosure Letter, (i) no Products or Company Intellectual Property were developed with funding from, or using the facilities or resources of, any Governmental Entity or Institution, (ii) no Governmental Entity or Institution has any right, title, or interest in, or license to, any Products or Company Intellectual Property or the right to restrict the sale, licensing, distribution, transfer, or other commercialization or exploitation of any such Products or Company Intellectual Property, and (iii) no Governmental Entity or Institution has any consent right relating to the sale, transfer, or delivery of Company Intellectual Property to Acquirer.

(m)           The Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business as currently conducted. The Company IT Assets have not materially malfunctioned or failed within the past three (3) years and, to the knowledge of the Company, do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, containments or effects that (i) significantly disrupt or adversely affect the functionality of any Company IT Assets or other software or systems, except as disclosed in their documentation, or (ii) enable or assist any Person to access without authorization any Company IT Assets. The Company has implemented, or uses a cloud-based service provider that has implemented, reasonable backup, security and disaster recovery technology consistent with industry practices, and, to the knowledge of the Company, no Person has gained unauthorized access to any Company IT Assets.

2.12.        Taxes.

(a)            Except as set forth on Schedule 2.12(a) of the Company Disclosure Letter, the Company has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date, has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were complete and accurate and have been prepared in compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance, except a Permitted Encumbrance, against any of the assets of the Company.

(b)            The Company has delivered to Acquirer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company.

(c)            The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company has no Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business after the Company Balance Sheet Date and consistent with past practice. The Company has no Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not included in the calculation of Company Net Working Capital.

(d)            There is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of the Company that has been or is being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e)            The Company has not been nor will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Mergers.

(f)             The Company is not party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Company has no Liability or potential Liability to another party under any such agreement.

(g)            The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Applicable Law.

(h)            The Company has not consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(i)             Neither the Company nor any predecessor of the Company is or has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company (including any predecessor of the Company) was not the ultimate parent corporation.

(j)             The Company has no Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), by reason of being a member of a combined, consolidated, unitary, or other aggregate tax filing group, as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.

(k)            The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting relating to the manner in which an item was reported or reportable in a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date or (vi) prepaid amount received on or prior to the Closing Date.

(l)             None of the Tax attributes (including net operating loss carry-forwards and general business Tax credits) of the Company are limited by Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(m)           The Company has not received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).

(n)            The Company is not a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.

(o)            The Company is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction. The Company is not subject to any type of Tax in any U.S. state where it does not file Tax Returns applicable to such type of Tax.

(p)            The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided or are customarily provided.

(q)            No Tax holidays are applicable to the Company. The Company has not received any Tax incentive.

(r)             The Company is not, nor has ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.

(s)            The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

(t)             The Company has (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(u)            The Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of the Company.

(v)            No election has ever been made by or on behalf of the Company pursuant to Section 301.7701-3 of the Treasury Regulations promulgated under the Code electing for the Company to be classified as a partnership or disregarded entity for United States federal Tax purposes.

(w)           The Company has delivered to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession, together with evidence in the Company’s possession of timely filing of such election statements with the appropriate IRS Center, with respect to any Company Common Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers.

(x)            As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a Reorganization.

(y)           Schedule 2.12(y) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The per share exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. The Company is under no obligation to gross up any Taxes under Section 409A of the Code. No payment to be made under any Company Employee Plan is or will be subject to the penalties of Section 409A of the Code.

(z)            The Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(aa)          Except as set forth on Schedule 2.12(aa) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any ERISA Affiliate to which the Company is a party or by which the Company or its assets are bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law), whether or not such payment is considered to be reasonable compensation for services rendered. Schedule 2.12(aa) of the Company Disclosure Letter lists each Person (whether United States or foreign) who as of the Closing will be, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. No securities of the Company or any Company Stockholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code. The Company has never had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.

(bb)         The Company has not deferred Taxes or claimed any Tax credits under the CARES Act or any other Applicable Law, regulation, order, or directive issued by any Governmental Entity or public health agency in connection with the COVID-19 pandemic, and none of the foregoing actions are reasonably anticipated. The Company is eligible for and has properly claimed any Tax credits or deferral for which it has affirmatively applied, filed, or otherwise claimed pursuant to the CARES Act or any corresponding or similar provision of state, local, or foreign Tax law. Schedule 2.12(bb) of the Company Disclosure Letter is an accurate and complete listing of any Tax deferrals or Tax credits for which the Company has affirmatively applied, filed, or otherwise claimed pursuant to the CARES Act or any corresponding or similar provision of state, local, or foreign Tax law. No action by the Company taken prior to the Closing Date will impair Acquirer’s or any of its subsidiaries’ eligibility to claim any payroll tax credit or deferral that is permitted by the CARES Act or any corresponding or similar provision of state, local or foreign Tax law.

2.13.         Employee Benefit Plans and Employee Matters.

(a)            Schedule 2.13(a) of the Company Disclosure Letter sets forth a complete and correct list, with respect to the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, in each case, written or otherwise, formal or informal, that are (A) sponsored, maintained, entered into, or contributed to by the Company or any of its Affiliates, (B) for which the Company or any of its Affiliates has or could have any Liability or (C) as to which any unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director or other individual service provider of the Company (all of the foregoing, collectively, the “Company Employee Plans”).

(b)            The Company does not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies. The Company has provided to Acquirer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, actuarial reports, financial statements, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided to Acquirer true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has provided to Acquirer a true, correct and complete copy of the most recent favorable IRS determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification. Each trust established in connection with any Company Employee Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. The Company has provided to Acquirer all registration statements and prospectuses prepared in connection with each Company Employee Plan. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing.

(c)            None of the Company Employee Plans promises or provides for, and the Company and its Affiliates do not presently have, and will not in the future have, any Liability or obligation in respect of, retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law and the Company has complied with the requirements of COBRA. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan is and has been established, maintained, operated and administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. No Company Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. Neither the Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans. All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business and consistent with past practice after the Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company and each ERISA Affiliate has at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and none of the Company or any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company and each ERISA Affiliate has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. With respect to each Company Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Employee Plan have occurred, and (ii) no lien has been imposed under the Code, ERISA or any other applicable law, and (iii) the Company has not made any filing in respect of such Company Employee Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program. No Company Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.

(d)           There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.

(e)            Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, or has or could reasonably be expected to have any Liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)             Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, or has or could reasonably be expected to have any Liability (actual or contingent) with respect to, (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or (iv) any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(g)            No Company Employee Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of any jurisdiction outside of the United States.

(h)            The Company is and has been for the past three (3) years in compliance in all material respects with all Applicable Law respecting employment, discrimination in employment, harassment and retaliation in employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants and the proper classification of employees as exempt or non-exempt for purposes of applicable wage and hour Law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and, with respect to each Company Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder and (vii) the Patient Protection and Affordable Care Act of 2010. The Company is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity. The Company maintains accurate and complete Form I-9s with respect to each of its former and current employees in accordance with Applicable Law concerning immigration and employment eligibility verification obligations.

(i)             The Company has provided to Acquirer true, correct and complete copies of each of the following: (i) all forms of the Company’s “Terms of Employment Agreements” entered into with employees of the Company, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current and former consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder and (vii) a schedule of bonus commitments made to employees of the Company.

(j)             The Company is not, nor at any time been, a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company and the Company does not have any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened that may interfere with the conduct of the Business. Neither the Company, nor to the knowledge of the Company, any of its Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened. No employee of the Company has been dismissed in the 12 months immediately preceding the Agreement Date.

(k)            Schedule 2.13(k) of the Company Disclosure Letter sets forth each non-competition agreement and non-solicitation agreement that binds any current or former employee or contractor of the Company (other than those agreements entered into with newly hired employees of the Company in the ordinary course of business and consistent with past practice). To the Company’s knowledge, no employee of the Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. To the Company’s knowledge, no contractor of the Company is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such contractor to be providing services to the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(k) of the Company Disclosure Letter, no employee of the Company has given notice to the Company and, to the knowledge of the Company, no employee of the Company intends to terminate his or her employment with the Company. Except as set forth on Schedule 2.13(k) of the Company Disclosure Letter, the employment of each of the employees of the Company is “at will” (except for non-United States employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. As of the Agreement Date, neither the Company nor, to the knowledge of the Company, any other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquirer following the Effective Time.

(l)             The Company has provided to Acquirer a true, correct and complete list of all officers, directors and employees of the Company, showing each such individual’s name, hire date, position, business location, annual remuneration, status as exempt or non-exempt for purposes of applicable wage and hour Law, bonus or commission potential for the current fiscal year, any commitments made to any such individual with respect to changes to his or her compensation or benefits, status (i.e., active or inactive and if inactive, type of leave and estimated duration) and any visa or work permit status and the date of expiration, if applicable (the “Employee Census”). The Employee Census sets forth the additional following information for each of its non-U.S. employees: city/country of employment, citizenship, date of hire, manager’s name and work location, date of birth, any material special circumstances (including pregnancy, disability or military service), and whether the employee was recruited from a previous employer. Schedule 2.13(l) of the Company Disclosure Letter sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors and, for each, (i) such individual’s compensation and role in the Company’s business, (ii) such individual’s initial date of engagement, and (iii) whether such engagement has been terminated by written notice by either party thereto.

(m)           There are no performance improvements or disciplinary actions contemplated or pending against any of the Company’s employees. To the knowledge of the Company, no claims or allegations have been made against the Company, or any director, employee, consultant or independent contractor thereof, for discrimination, sexual or other harassment, or retaliation nor are any such claims threatened or pending nor is there any reasonable basis for such a claim.

(n)            Except for the payments and other distributions to be made to the Sellers pursuant to Section 1.4(b), Section 1.4(d)(i) and Section 1.4(e), as required pursuant to or contemplated by an Employment Agreement, or as listed on Schedule 2.13(n), none of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person by the Company, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person or (vi) limit the Company’s ability to terminate any Company Employee Plan. No amount paid or payable by the Company in connection with the Transactions, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code or will not be deductible by the Company by reason of Section 280G of the Code or result in a Tax under Section 4999 of the Code.

(o)            To the knowledge of the Company, (i) the Company is and at all times during the past three (3) years has been in compliance with COVID-19-related safety and health standards and regulations issued and enforced by the Occupational Safety and Health Administration (OSHA) and any applicable OSHA-approved state plan, (ii) the Company is and at all relevant times during the past three (3) years has been in compliance with the paid and unpaid leave requirements of the Families First Coronavirus Response Act and (iii) to the extent that the Company has granted employees paid sick leave or paid family leave under the Families First Coronavirus Act, the Company has obtained and retained during the past three (3) years all required documentation required to substantiate eligibility for sick leave or family leave Tax credits. The Company has not taken any action related to the COVID-19 pandemic with respect to their employees or other service providers, including implementing workforce reductions, terminations, furloughs, or changes to compensation, benefits, or working schedules, or changes to Employee Benefit Plans, and none of the foregoing actions are reasonably anticipated.

2.14.         Interested-Party Transactions. None of the officers or directors of the Company or, to the knowledge of the Company or any Company Stockholder, nor any of the other employees of the Company, nor any immediate family members of the officers or directors of the Company (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets are bound, except for normal compensation (including equity compensation) for services as an officer, director or employee thereof or (iii) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Rights) that is used in, or that relates to, the Business.

2.15.        Insurance. The Company maintain the policies of insurance and bonds set forth on Schedule 2.14 of the Company Disclosure Letter. Schedule 2.15 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the policy expiration date, the coverage amount and any applicable deductible, as well as all material claims made under such policies and bonds since January 1, 2019. The Company has provided to Acquirer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16.         Books and Records. The Company has provided to Acquirer true, correct and complete copies of (i) all documents identified on the Company Disclosure Letter (to the extent requested), (ii) the certificate of incorporation and the bylaws or equivalent organizational or governing documents of the Company, each as currently in effect, (iii) the complete minute books containing records of all proceedings, consents, actions and meetings of the Board, committees of the Board and the Company Stockholders, (iv) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and (v) all currently effective material permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders or consents. The books, records and accounts of the Company (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (C) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company and (D) accurately and fairly reflect the basis for the Financial Statements.

2.17.        Material Contracts.

(a)            Schedule 2.17(a) of the Company Disclosure Letter (specifying the appropriate paragraph) sets forth a list of all currently effective Contracts of the Company in the following categories:

(i)             each Contract under which the Company has:

(A)           created, incurred, assumed or guaranteed Company Debt or created any security interest pursuant to any borrowing; or

(B)            an obligation to make an investment in or loan to any Person;

(ii)            each Contract for the purchase by the Company of goods or services involving total annual payments in excess of $100,000, other than for purchases pursuant to purchase orders;

(iii)           each Contract for the sale by the Company of goods or services involving total annual revenues in excess of $100,000, other than for the sale of products pursuant to purchase orders;

(iv)           each Contract restricting or limiting, or purporting to restrict or limit, the freedom of the Company, or any of their respective Affiliates (including, after the Closing Date, Acquirer or any of its Affiliates) right to (A) engage or compete in any line of business or operations in any geographic area or during any period of time, (B) solicit or engage any customer, vendor or service provider, or (C) beneficially own any assets, properties or rights, anywhere at any time;

(v)            each lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, personal property of value in excess of $100,000;

(vi)           each Contract relating to capital expenditures or improvements in excess of $100,000 in the aggregate;

(vii)          each material Company IP Agreement;

(viii)         each Contract obligating the Company to pay royalties, license fees or similar payments involving amounts in excess of $100,000 in any consecutive twelve (12) month period ending prior to the date hereof or reasonably expected to obligate the Company to make such payments involving amounts in excess of $100,000 in in the calendar year that includes the Closing Date;

(ix)           each collective bargaining agreement or Contract with any labor union;

(x)            each Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of business;

(xi)           each Contract with any dealer, distribution, joint marketing, joint venture, partnership, strategic alliance, Affiliate or development agreement or outsourcing arrangement;

(xii)          each Contract that contains a right of first refusal, first offer, first negotiation, take or pay, exclusivity, minimum purchase commitments, or “most favored nation” provision in favor of any Person;

(xiii)         each Contract with any Governmental Entity; and

(xiv)         each Contract that contains a change of control provision or similar provision that gives the counterparty the right to terminate or modify such Contract as a result of the transactions contemplated by this Agreement.

(b)           Except as set forth in Schedule 2.17(b) of the Company Disclosure Letter:

(i)             The Company has delivered or made available to Acquirer true and complete copies of each Contract listed in Schedule 2.17(a) of the Company Disclosure Letter (each, a “Material Contract”);

(ii)            Each Material Contract is:

(A)           a valid and binding obligation of the Company; and

(B)            to the knowledge of the Company, a valid and binding obligation of each other party thereto;

(iii)           The Company is in material compliance with and is not in material breach or material violation of, or in material default under, or received notice that it has materially breached, materially violated or materially defaulted under, any of the terms or conditions of any Material Contract, nor, to the Company’s knowledge, is any party obligated to the Company pursuant to any Material Contract subject to any material breach, material violation or material default thereunder, except as set forth in Schedule 2.17(b) of the Company Disclosure Letter.

2.18.         Brokers, Finders, Etc. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

2.19.         Anti-Corruption Law, Sanctions and Anti-Money Laundering Compliance.

(a)            Neither the Company nor any of its directors, employees, agents or representatives (in each case, acting in their capacities as such) has, since the inception of the Company directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary, professional services firm, consultant, attorney or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(b)            The Company has maintained complete and accurate books and records in all material respects, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with US GAAP. There have been no false or fictitious entries made in the books and records of the Company relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment. The Company has not established or maintained a secret or unrecorded fund or account.

(c)            Neither the Company, nor any of its Representatives (acting in their capacities as such) has been convicted of violating any Anti-Corruption Laws, Sanctions or AML Laws, or been subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Laws, Sanctions or AML Law.

(d)            Neither the Company nor its Affiliates, Representative, directors, officers, employees or any of their respective agents, consultants or other third parties authorized to act on their behalf is (i) a Person that is a Sanctions Target, (ii) a Senior Non-U.S. Political Figure, or any immediate family member or close associate of a Senior Non-U.S. Political Figure, (iii) a non U.S. shell bank or (iv) a bank of primary money laundering concern as defined in Section 311 of the Patriot Act. The Company, as well as its directors, officers, or employees and Affiliates are, and at all times during the past five years have been, in compliance with any applicable Sanctions and AML Laws.

2.20.        Environmental, Health and Safety Matters.

(a)            The Company is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. The Company has not retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any Liability of the Company with respect to Environmental, Health and Safety Requirements.

(b)            The Company has made available to Acquirer a copy of all studies, audits, assessments or investigations containing material information concerning compliance with, or Liability or obligations under, Environmental, Health and Safety Requirements affecting the Company that are in the possession or control of the Company, each of which is identified on Schedule 2.20 of the Company Disclosure Letter.

2.21.         Export Control Laws. The Company has not conducted any export transactions subject to the provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State or any other applicable import/export controls in other countries in which the Company conducts business.

2.22.         Customers. The Company does not have any outstanding material disputes concerning any Products with any material customer or distributor (each, a “Significant Customer”), and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer with respect to any Products. Each Significant Customer is listed on Schedule 2.22 of the Company Disclosure Letter. The Company has not received any information from any Significant Customer that such Significant Customer shall not continue as a customer of the Company (or the Surviving Corporation or Acquirer) after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquirer). The Company has not had any Products returned by a purchaser thereof except for normal warranty returns consistent with past history that would not result in a reversal of any revenue by the Company.

2.23.         Suppliers. The Company does not have any outstanding material disputes concerning products and/or services provided by any material supplier of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”), there is no material dissatisfaction on the part of the Company with respect to any Significant Supplier and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier with respect to the Company. Each Significant Supplier is listed on Schedule 2.23 of the Company Disclosure Letter. The Company has not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Acquirer) after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquirer). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business and, to the knowledge of the Company, there is no reason why the Company will not continue to have such access on commercially reasonable terms.

2.24.         Bank Accounts; Powers of Attorney. Schedule 2.24 of the Company Disclosure Letter lists the names, account numbers, authorized signatories and locations of all banks and other financial institutions at which the Company has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box. Except as set forth on Schedule 2.24 of the Company Disclosure Letter, there are no outstanding and currently effective powers of attorneys executed by or on behalf of the Company.

ARTICLE III

Representations and Warranties of Acquirer and Merger Subs

Acquirer and Merger Sub represent and warrant to the Company as follows:

3.1.           Organization and Standing. Each of Acquirer, Merger Sub 1 and Merger Sub 2 is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Neither Acquirer, nor Merger Sub 1, nor Merger Sub 2 is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws or equivalent organizational or governing documents. Each of Acquirer, Merger Sub 1 and Merger Sub 2 has the corporate power to own, operate, use, distribute and lease its assets and properties and to conduct its business as it is now being conducted. Each of Acquirer, Merger Sub 1 and Merger Sub 2 is duly licensed or qualified as a foreign corporation or company to do business, and is in good standing, in each jurisdiction where the character or location of its assets or properties or the nature of its activities make such qualification or licensing necessary to its business except where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

3.2.           Authority; Non-contravention.

(a)            Each of Acquirer, Merger Sub 1 and Merger Sub 2 has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer, Merger Sub 1 and Merger Sub 2. This Agreement and the other Transaction Documents have been duly executed and delivered by each of Acquirer, Merger Sub 1 and Merger Sub 2 and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitute the valid and binding obligation of Acquirer, Merger Sub 1 and Merger Sub 2 enforceable against Acquirer, Merger Sub 1 and Merger Sub 2, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)            The execution and delivery of this Agreement and the other Transaction Documents by Acquirer, Merger Sub 1 and Merger Sub 2 do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquirer, Merger Sub 1 and Merger Sub 2, in each case as amended to date or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not (x) be material to Acquirer’s or Merger Sub 1’s or Merger Sub 2’s ability to consummate the Mergers or to perform their respective obligations under this Agreement or (y) result in a Material Adverse Effect on Acquirer, Merger Sub 1 or Merger Sub 2.

(c)            No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Acquirer, Merger Sub 1 or Merger Sub 2 in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Transactions that, if not obtained or made, would (i) reasonably be expected to adversely affect the ability of Acquirer, Merger Sub 1 or Merger Sub 2 to consummate the Transactions or (ii) result in a Material Adverse Effect on Acquirer, Merger Sub 1 or Merger Sub 2.

3.3.           Capital Structure of Acquirer. As of the Agreement Date, the authorized, issued and outstanding Acquirer Capital Stock consists of 34,879,241 Ordinary Shares, 63,443 shares of Deferred A Shares, 570,987 shares of Deferred B Shares, and 27,828,231 shares of Deferred C Shares. There are zero outstanding Acquirer RSUs. All of the outstanding shares and other securities constituting the Acquirer Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable.

3.4.           Valid Issuance of Acquirer ADSs. The Acquirer ADSs to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with federal and state securities laws free and clear of all Encumbrances, other than restrictions under federal and state securities laws.

3.5.           Acquirer SEC Reports. Since April 29, 2021, Acquirer has timely filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act or the Securities Act. Such reports, including any financial statements or schedules therein, (i) as of their respective dates or, if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) when filed, complied in all material respects with the applicable requirements of the Exchange Act or Securities Act and the applicable rules and regulations of the SEC thereunder. The financial statements of Acquirer included in the foregoing reports, schedules, forms, statements and other documents filed by Acquirer with the SEC comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Acquirer has never been an issuer subject to Rule 144(i) under the Securities Act.

3.6.          No Pending Legal Proceeding. No Legal Proceedings are pending against or affecting or, to the knowledge of Acquirer, threatened against Acquirer, Merger Sub 1 or Merger Sub 2 in connection with any of the Transactions. There is no outstanding Order against or affecting Acquirer, Merger Sub 1 or Merger Sub 2 in connection with the Transactions. There is no legal impediment to Acquirer’s, Merger Sub 1’s or Merger Sub 2’s consummation of the Transactions.

3.7.          Financial Capacity. Acquirer has sufficient unrestricted funds and financial capacity to consummate the Transactions, including payment of the Closing Cash Consideration. Acquirer will have, as of the date of any other payments are required to be made by Acquirer pursuant to the terms of this Agreement, sufficient unrestricted funds and financial capacity to satisfy such payment obligations.

3.8.           Brokers, Finders, Etc. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

3.9.           Reorganization Status. As of the date of this Agreement, Acquirer is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a Reorganization.

3.10          Investment. Acquirer is acquiring the Company for its own account and for investment purposes and not with a view to the distribution of the Company Common Stock. Acquirer acknowledges that the Company Common Stock has not been registered under the Securities Act or any state securities law and Acquirer must bear the economic risk of its investment in the Company Common Stock until and unless the offer and sale of such Company Common Stock is subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is applicable. Acquirer has conducted an examination of available information relating to the Company and its business, Acquirer has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in the Company Common Stock, and Acquirer can bear the economic risk of an investment in the Company Common Stock and can afford a complete loss of such investment..

ARTICLE IV
Additional Agreements

4.1.          Confidentiality; Public Disclosure.

(a)           The parties hereto acknowledge that the Confidentiality Agreements shall continue in full force and effect in accordance with their terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law. The Securityholder Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreements to the same extent as though the Securityholder Agent were a party hereto. With respect to the Securityholder Agent, as used in the Confidentiality Agreement, the term “Confidential Information” shall also include information relating to the Mergers or this Agreement received by the Securityholder Agent after the Closing or relating to the period after the Closing.

(b)           The Company shall not, and shall cause each of its Representatives not to, issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by Applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure).

(c)           Acquirer is permitted to make a press release announcing the transactions contemplated herein (including the Mergers); provided, that the form and substance of any such press release shall be provided to the Company for review and any timely comments provided by the Company will be considered by the Acquirer in good faith prior to issuing such press release; provided, further, that in no event shall a party or its Affiliates be restricted from making any public announcements required by Law or the listing requirements of the Nasdaq Global Market (on the reasonable advice of counsel). If either party, based on the advice of counsel, determines that any Transaction Document, including this Agreement, must be publicly filed with a Governmental Entity, then such party, prior to making any such filing, shall provide the other party and its counsel with a redacted version of this Agreement (and any other Transaction Document) which it intends to file, and will give due consideration to any comments provided by the other party or its counsel.

4.2.          Commercially Reasonable Efforts. Until the earlier of the Closing and the termination of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions (including the Mergers), and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting completely the consummation of the Transactions (including the Mergers). Until the earlier of the Closing and the termination of this Agreement, the Company shall use commercially reasonable efforts to (a) conduct its business in the in the ordinary course of business, consistent with past practice and in compliance with all applicable Laws, (b) maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers, directors and employees, and (c) maintain in full force and effect all insurance policies that are material to the Company as in effect on the date of this Agreement.

4.3.          Expenses; Company Debt. Whether or not the Mergers are consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense; provided that (i) at the Closing, Acquirer shall pay or cause to be paid all Transaction Expenses that are incurred but unpaid as of the Closing, (ii) the fees and expenses of the Reviewing Accountant, if any, shall be allocated as provided in Section 1.7(g), (iii) the fees and expenses of the CTP Appraiser, if any, shall be allocated paid as provided in Section 1.6(b), and (iv) the fees and expenses of any independent accountant engaged pursuant to Section 1.6(g), if any, shall be allocated as provided in Section 1.6(g). At the Closing, Acquirer shall repay or cause to be repaid all Company Debt outstanding as of the Closing (other than the EIDL Loan). For the avoidance of doubt, any Transaction Expenses or Company Debt paid or repaid, as applicable, by Acquirer and the outstanding amount of the EIDL Loan shall reduce the Closing Cash Consideration by an equal amount as set forth in the definition of Closing Cash Consideration.

4.4.          Tax Matters.

(a)           For U.S. federal income and other applicable tax purposes, Acquiror, Merger Subs, and the Company agree that the Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder, pursuant to Section 368(a)(1)(A) of the Code and Section 368(a)(2)(D) of the Code (the “Reorganization”). The Reorganization is intended to be (i) tax-deferred for holders of Company Common Stock to the extent of the Acquirer ADSs received (including as part of the Milestone Payments, but subject to imputation of interest under Section 483 or Section 1274 of the Code), and (ii) taxable pursuant to Section 356 of the Code to the extent of the cash consideration received. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code. Each party hereto shall prepare all Tax Returns relating to the Mergers in a manner consistent with the foregoing intent, unless otherwise required by Applicable Laws. In connection with the foregoing, the Company shall comply with all reporting requirements for the Reorganization, including pursuant to Treasury Regulations Sections 1.367(a)-3 and 1.368-3. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Sections 2.12(x) and 3.9, no party is making any representation or warranty as to the qualification of the Mergers as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Mergers are determined not to qualify as a reorganization under Section 368(a) of the Code.

(b)           [Reserved]

(c)          Each of Acquirer, the Securityholder Agent and the Company shall (and the Company shall cause the Company Stockholders to) cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Securityholder Agent and the Company shall (and the Company shall cause the Company Stockholders to) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(d)           Notwithstanding anything to the contrary herein, the Company Stockholders and the Securityholder Agent shall have no rights after the Closing to participate in or consent to (i) the preparation of any Tax Return of the Company, Acquirer or its Affiliates or (ii) the resolution of any Tax audit or other Tax proceeding involving the Company, Acquirer or its Affiliates, including in respect of Indemnified Taxes.

(e)           Acquirer and the Company (i) intend that the consideration payable to the holders of Company Common Stock pursuant to Section 1.4(b) will (except to the extent treated as imputed interest for income tax purposes) be treated for income tax purposes as received in exchange for the applicable holder’s Company Common Stock and (ii) to the extent permitted by Applicable Law, agree to report such payments for income Tax purposes accordingly.

(f)            In the case of any Taxes of the Company that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Closing Date, such Taxes shall for purposes of this Agreement (including the definition of Indemnified Taxes) (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Indemnified Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed to be Indemnified Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that includes (but does not end on) the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. The Company shall use any available net operating losses of the Company as calculated for income Tax purposes that exist as of the Closing Date (determined for the pre-Closing Date portion of the tax year in which the Closing Date occurs by application of the closing of the books method) (“Pre-Closing NOLs”) to offset any income of the Company for such pre-Closing Date periods, including as may arise as a result of an audit of the Company, Tax contest, or amendment of the Company’s income Tax returns for any such period, and, for the avoidance of doubt, neither the Buyer nor the Company shall be entitled to any reimbursement, indemnification or other payment from Company Stockholders to the extent the Company uses Pre-Closing NOLs for such purpose.

4.5.          280G Stockholder Approval. Prior to the execution of this Agreement, the Company obtained and delivered to Acquirer a Parachute Payment Waiver from each “disqualified individual” (within the meaning of Section 280G of the Code). Promptly following the Company’s receipt of the Parachute Payment Waivers from disqualified individuals, the Company has submitted (or prior to the Closing shall submit) to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquirer), by such number of holders of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to the prior review and approval by Acquirer, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Acquirer notification and documentation reasonably satisfactory to Acquirer (and which documentation shall be subject to Acquirer’s advanced review and approval, such approval not to be unreasonably withheld, conditioned or delayed) that (i) a vote of the holders of Company Common Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Common Stock pursuant to this Section 4.5.

4.6.          Company Equity Plan Prior to the Closing, the Company shall take all actions necessary to ensure that the Company Equity Plan and all other equity-based plans shall terminate as of the Closing.

4.7.          Employee Matters.

(a)           For the one-year period immediately following the Closing, Acquirer shall provide (or cause the Surviving Corporation or another Affiliate of Acquirer to provide) to each employee of the Company who continues in employment with the Surviving Corporation or any other Affiliate of Acquirer following the Effective Time (each, a “Continuing Employee”) with compensation and benefits which are no less favorable, in the aggregate, than the compensation and employee benefits provided to such Continuing Employee immediately prior to the Effective Time. Schedule 4.7(a) includes a list of all vacation accrued but unused by Continuing Employees prior to the Closing Date under the vacation policies of the Company (“Accrued Vacation Liabilities”), which shall be carried over by Acquirer (or its applicable Affiliate).

(b)           For purposes of determining eligibility to participate and vesting under any benefit plan or arrangement of Acquirer, the Surviving Corporation or any of their respective Affiliates providing employee benefits to Continuing Employees after the Closing (the “Acquirer Benefit Plans”), the Acquirer shall take commercially reasonable efforts to ensure that each Continuing Employee shall receive service credit for service with the Company prior to the Closing Date to the same extent such service credit was granted to such Continuing Employee under the Company Employee Plans, except to the extent that providing such credit would result in a duplication of benefits. In addition, Acquirer and the Surviving Corporation shall use their respective commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions, actively at work requirements, waiting periods and insurability requirements with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare benefit plans in which such employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the employees of the Company immediately prior to the Effective Time and (ii) cause any co-payments, deductibles and other out-of-pocket expenses incurred by any Continuing Employees during the plan year that includes the Closing Date to be credited for purposes of satisfying all deductible, co-payment and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Acquirer Benefit Plan, as if such amounts had been paid in accordance with such plan.

(c)           Nothing contained herein, express or implied, (i) shall create any third party rights in any Person other than the Parties hereto, including any Continuing Employees (or any beneficiaries or dependents thereof), (ii) shall create any obligation on the part of the Acquirer, the Surviving Corporation or any of their respective Affiliates to employ or engage any Continuing Employee for any period following the Effective Time or (iii) shall establish or constitute an amendment to, termination or any other modification of any benefit plan, including any Acquirer Benefit Plan or any benefit plan maintained by the Surviving Corporation or its Affiliates.

4.8.          Company Intellectual Property Prior to the Closing, the Company shall take all commercially reasonable actions necessary to ensure that the Company Intellectual Property as of the date of this Agreement is preserved and maintained.

4.9.          Acquirer ADS Transfer Matters

(a)           Upon issuance, the Acquirer ADSs shall be issued in book entry form and shall bear the following legend, in addition to any legend required by any Employment Agreement, Non-Competition Agreement or Lockup Agreement:

“THE ADSs REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)           Upon issuance, until Released from Indemnity in accordance with the terms hereof, the Indemnity ADSs shall be issued in book entry form and shall bear the following legend, in addition to any legend required by Section 4.9(a) or any Employment Agreement, Non-Competition Agreement or Lockup Agreement; provided, that the following legend shall be removed from any such Indemnity ADSs upon their Release from Indemnity:

“THE ADSs REPRESENTED HEREBY ARE INDEMNITY ADSs AND SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN AGREEMENT AND PLAN OF MERGER AND REORGANIZATION DATED DECEMBER 9, 2021, AMONG THE ISSUER AND THE OTHER PARTIES THERETO, AND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

(c)           Following the Closing, until such time as each Seller is able to sell all of the Acquirer ADSs received under this Agreement without any limitations under Rule 144 under the Securities Act (“Rule 144”), Acquirer agrees that it shall file the reports required to be filed by it in accordance with Rule 144(c)(1) (or, if Acquirer is not required to file such reports, it will, upon the request of any Seller, make publicly available the information specified by Rule 144(c)(2) as may be required for resale by the Seller of the Acquirer ADSs in reliance on Rule 144, if applicable). Acquirer agrees to (i) cause the Acquirer Transfer Agent to remove the legend set forth in Section 4.9(a) above from the Acquirer ADSs and any other restrictive annotation or stop transfer restrictions, if applicable, and (ii) if applicable, cause its legal counsel to deliver any necessary legal opinions to the Acquirer Transfer Agent in connection with the preceding clause (i), in each case such that the Acquirer ADSs held by each Seller will be entitled to be freely transferred without contractual restriction immediately upon the date of expiration of the Restrictive Period (as defined in the Lockup Agreement), except as set forth in any Employment Agreement, Non-Competition Agreement or Lockup Agreement applicable to any particular Seller, or as set forth in Section 4.9(b) with respect to any Indemnity ADSs (prior to their Release from Indemnity); provided, that any additional legend, restrictive annotation or stop transfer restrictions, if applicable, set forth in any Employment Agreement, Non-Competition Agreement or Lockup Agreement applicable to any particular Seller, or as set forth in Section 4.9(b) with respect to any Indemnity ADSs (prior to their Release from Indemnity), shall be removed by or at the direction of Acquirer pursuant to clauses (i) and (ii) upon expiration or termination of the applicable restriction as set forth in such agreement or Section 4.9(b), as applicable. Acquirer shall be responsible for the fees of the Acquirer Transfer Agent, its legal counsel and any other fees associated with the matters set forth in clauses (i) and (ii) of the preceding sentence.

4.10.        Registration Rights Agreement Following the Closing, Acquirer and the Securityholder Agent agree to negotiate in good faith and enter into, as promptly as practicable and in any event within three (3) months following the Closing, a registration rights agreement, on commercially reasonable and customary terms, obligating the Acquirer to register for resale the Acquirer ADSs issued to the Sellers hereunder, including any Acquirer ADSs issued as part of the Per Seller Closing Consideration, any Milestone Payment and the Per Seller Indemnity ADSs (if Released from Indemnity to the Sellers), as soon as practicable following the date of expiration of the Restrictive Period (as defined in the Lockup Agreement). Each Seller shall be entitled to join such registration rights agreement as a party thereto.

ARTICLE V
Conditions to Closing

5.1.          Conditions to Each Party’s Obligation. The respective obligation of each Party to effect the First Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           No Injunction or Legal Restraint. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction which has the effect of preventing the consummation of the First Merger shall be in effect.

(b)           Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with the Company’s organizational documents and the DGCL, and shall not have been rescinded or revoked and shall remain in force and effect.

5.2.          Conditions to the Company’s Obligation. The respective obligation of the Company to effect the First Merger is subject to the satisfaction (or express written waiver of the Company) on or prior to the Closing Date of the following conditions:

(a)           Each Key Employee shall have received an Employment Agreement, Non-Competition Agreement and Lockup Agreement, effective as of the Closing, executed by Acquirer.

(b)           Acquirer shall have delivered to the Company a copy of the Paying Agent Agreement, duly executed by the parties thereto.

5.3.          Conditions to Acquirer’s Obligation. The obligation of Acquirer and Merger Sub 1 to effect the First Merger is subject to the satisfaction (or express written waiver of Acquirer) on or prior to the Closing Date of the following conditions:

(a)           The Company shall have delivered to Acquirer a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (i) the certificate of incorporation of the Company (the “Certificate of Incorporation”) in effect as of the Closing, (ii) the bylaws of the Company (the “Bylaws”) in effect as of the Closing, (iii) the resolutions of the Board (A) declaring this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (B) approving this Agreement in accordance with the DGCL, (C) directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Transactions (including the Mergers), and (D) unless otherwise requested by Acquirer in writing no less than three (3) Business Days prior to the Closing Date, terminating the Company Equity Plan, and (iv) the resolutions of the Company Stockholders adopting this Agreement and approving the Transactions (including the Mergers);

(b)           The Company shall have delivered to Acquirer final invoices from any Person entitled to any Transaction Expenses in respect of the full amount owed to such Person (the “Final Invoices”);

(c)           The Company shall have delivered to Acquirer one or more Written Consents executed by each Consenting Stockholder to evidence the obtainment of the Company Stockholder Approval;

(d)           The Company and Acquirer shall have received a Joinder Agreement executed by each Consenting Stockholder;

(e)           Acquirer shall have received a Lockup Agreement, effective as of the Closing, executed by each Consenting Stockholder, other than the Key Employees;

(f)            Acquirer shall have received an Employment Agreement, Non-Competition Agreement and Lockup Agreement, effective as of the Closing, executed and delivered by each Key Employee;

(g)           The Company shall have delivered to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or that the Company can obtain through commercially reasonable efforts with respect to any unvested securities or other property ever issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers;

(h)           The Company shall have delivered to Acquirer a good standing certificate or comparable document from the Secretary of State of the State of Delaware and each other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within three (3) Business Days prior to the Closing Date;

(i)            The Company shall have delivered to Acquirer at least three (3) Business Days prior to the Closing the Company Closing Financial Certificate and the Allocation Spreadsheet;

(j)            The Company shall have delivered to Acquirer FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit F-1, dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the IRS on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit F-2, dated as of the Closing Date and executed by the Company;

(k)           The Company shall have delivered to Acquirer the Certificate of Merger, executed by the Company;

(l)            The Company shall have delivered to Acquirer payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Company Debt other than the EIDL Loan (the “Payoff Letters”), which Payoff Letters provide for the release of all Encumbrances relating to the Company Debt following satisfaction of the terms contained in such Payoff Letters (including the payment in full and discharge of all principal and accrued but unpaid interest and any premiums or other fees payable in connection with such Company Debt);

(m)          Prior to the solicitation of the Company Stockholder vote described under Section 4.5, the Company shall have obtained a parachute payment waiver, in substantially the form attached hereto as Exhibit G (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 4.5, which waivers shall have been delivered to Acquirer; and

(n)           The Company shall have delivered to Acquirer duly completed and executed accredited investor questionnaires in a form reasonably acceptable to the Company and Acquirer from all Sellers, which, for the avoidance of doubt, need not indicate that each Seller is an Accredited Investor.

The Acquirer may waive any condition specified in this Section 5.3 if it executes and delivers to the Company a waiver, in writing, so stating at or prior to the Closing.

ARTICLE VI
Termination

6.1.          Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time as follows:

(a)           by mutual written consent of the Company and Acquirer;

(b)           by the Company or Acquirer, if the Company fails to deliver to Acquirer one or more of the items pursuant to Section 5.3, including, but not limited to, one or more Written Consents executed by each Consenting Stockholder to evidence the obtainment of the Company Stockholder Approval, within twenty-four (24) hours of the execution of this Agreement; or

(c)            by the Company or Acquirer on or after the date that is two (2) Business Days after the date hereof, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder.

6.2.          Procedure Upon Termination. In the event of termination of this Agreement pursuant to Section 6.1, written notice thereof shall forthwith be given by party terminating this Agreement to the other parties hereto, and this Agreement shall terminate, and the Transactions (including the Mergers) shall be abandoned, without further action by any party hereto or any other Person.

6.3.          Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 6.1, then each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Acquirer, Merger Sub 1, Merger Sub 2 or the Company; provided, that (i) no such termination shall relieve any party hereto from liability for any willful breach of this Agreement, and (ii) the provisions of this Section 6.3 and Section 4.1 (Confidentiality; Public Disclosure) and ARTICLE VIII (General Provisions) shall survive any termination of this Agreement in accordance with their terms. Any failure of any party hereto to effect the Closing when required pursuant to Section 1.1(c) shall be considered a willful breach by such party.

ARTICLE VII
Indemnification

7.1.          Indemnity Fund.

(a)            Following the Closing in accordance with Section 1.5(c), Acquirer shall give to the Acquirer Transfer Agent instructions for delivery of the Indemnity ADSs to the Sellers (which Indemnity ADSs shall be delivered to the Sellers in accordance with their respective Per Seller Indemnity ADSs pursuant to Section 1.4(b), Section 1.4(d)(i) or Section 1.4(e), as applicable). As used herein, the “Indemnity Fund” shall mean and refer to, from time to time, such Indemnity ADSs delivered to the Sellers (and any property or other securities issued upon conversion thereof or in exchange therefor) other than any such Indemnity ADSs that shall have been Released from Indemnity pursuant to the terms of this Agreement. The Indemnity Fund (and any Release from Indemnity of the Indemnity ADSs comprising such Indemnity Fund) shall be governed by this Agreement and shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Acquirer Indemnified Person) with respect to any Damages indemnifiable pursuant to the indemnification obligations of the Sellers under Section 1.7 and this ARTICLE VII.

(b)           Subject to Section 1.7(f) and Section 7.4, the Sellers shall hold the Indemnity Fund until 11:59 p.m. Eastern Time on April 20, 2023 (the “Indemnity Release Date”). Neither the Indemnity Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by any Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Seller, in each case prior to the Release from Indemnity of the Indemnity Fund (or any portion thereof) to any Seller in accordance with Section 7.1(c), except that each Seller shall be entitled to assign such Seller’s rights to the securities or other property distributable to such Seller upon Release from Indemnity of the Indemnity Fund by will, by the laws of intestacy or by other operation of law.

(c)           (i) On the Indemnity Release Date, Acquirer and the Securityholder Agent shall Release from Indemnity to the Sellers the Indemnity Fund less that portion of the Indemnity Fund that is necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Securityholder Agent on or prior to the Indemnity Release Date in accordance with this ARTICLE VII. Any portion of the Indemnity Fund not Released from Indemnity to the Sellers pursuant to the prior sentence shall, following the Indemnity Release Date with respect to any pending but unresolved claims for indemnification that are not awarded to Acquirer upon the resolution of such claims, be Released from Indemnity to the Sellers.

7.2.          Survival of Representations, Warranties and Covenants. The representations and warranties made by the Company herein, and in the certificate contemplated by Section 5.3(a) shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the Indemnity Release Date; provided that the Fundamental Representations (other than the representations Section 2.12 (Taxes)) will remain operative and in full force and effect until the expiration of the applicable statute of limitations; provided, further, that the representations in Section 2.12 (Taxes) will remain operative and in full force and effect until 14 days after the expiration of the applicable statute of limitation; provided, further, that the representations in Section 2.11 (Intellectual Property) will remain operative and in full force and effect until the third (3rd) anniversary of the Closing Date; provided, further, that no right to indemnification pursuant to ARTICLE VII in respect of any claim that is set forth in a Claim Certificate delivered to the Securityholder Agent on or prior to the expiration of such representations and warranties shall be affected by such expiration. The representations and warranties made by Acquirer herein shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto until the Indemnity Release Date. All covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing; provided that no right to indemnification pursuant to ARTICLE VII in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation.

7.3.          Indemnification.

(a)           Subject to the limitations set forth in this ARTICLE VII, from and after the Closing, each Seller shall severally but not jointly indemnify, defend and hold harmless Acquirer, Merger Sub and the Company and their respective officers, directors, agents and employees and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each, an “Acquirer Indemnified Person”) from and against, and shall compensate and reimburse each Acquirer Indemnified Person for, any and all losses, Liabilities, damages, fees, Taxes, interest, reasonable out-of-pocket costs and expenses, including costs of investigation, defense and enforcement and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim (collectively, “Damages”), arising out of or resulting from:

(i)           any failure of any representation or warranty made by the Company herein or in the certificate contemplated by Section 5.3(a) to be true and correct as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii)          any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company herein and to be performed prior to the Closing;

(iii)         any inaccuracies or omissions in the Allocation Spreadsheet;

(iv)         any Closing Debt or Transaction Expenses; it being understood and agreed that Acquirer may not make a claim for Damages with respect to Closing Debt or Transaction Expenses to the extent included in the calculation of Adjusted Closing Cash Consideration finally resolved pursuant to Section 1.7;

(v)          any payments made with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the consideration that otherwise would have been payable pursuant to Section 1.4(b) upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Acquirer Indemnified Person in connection with the exercise of any dissenters’ or appraisal rights;

(vi)         any Indemnified Taxes to the extent not taken into account in calculating Company Net Working Capital; and

(vii)        any Fraud, intentional misrepresentation and willful breach by or on behalf of the Company (“Company Fraud”).

(b)           Subject to the limitations set forth in this ARTICLE VII, from and after the Closing, Acquirer shall indemnify, defend and hold harmless the Sellers and their respective officers, directors, agents and employees and each Person, if any, who controls or may control a Seller within the meaning of the Securities Act (each, a “Seller Indemnified Person”) from and against, and shall compensate and reimburse each Seller Indemnified Person for, any and all Damages arising out of or resulting from:

(i)           any failure of any representation or warranty made by Acquirer or Merger Subs herein to be true and correct as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates); and

(ii)          any breach of, or default in connection with, any of the covenants, agreements or obligations made by Acquirer, Merger Sub 1 and Merger Sub 2 herein or made by the Company and to be performed after the Closing.

(c)           Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect”, in any representation, warranty, covenant, agreement or obligation shall only be taken into account in determining whether an inaccuracy in such representation or warranty, or a breach of such covenant, agreement or obligation, exists, and shall not be taken into account in determining the amount of any Damages with respect to such inaccuracy or breach.

7.4.          Limitations.

(a)           Notwithstanding anything to the contrary herein, the Sellers shall have no liability for Damages otherwise indemnifiable pursuant to clause (i) of Section 7.3(a), other than for claims based on (i) Company Fraud or Fraud by a Company Stockholder (“Individual Fraud”) or (ii) any failure of any of the Fundamental Representations to be true and correct as aforesaid (claims described in the preceding clauses (i) and (ii) are referred to as “Fundamental Rep Claims,” and claims pursuant to clause (i) of Section 7.3(a) that are not Fundamental Rep Claims are referred to as “General Rep Claims”), unless and until the aggregate amount of such Damages exceeds $332,500 (the “Basket”), in which case the Sellers shall be liable for all such Damages arising out of General Rep Claims and indemnifiable pursuant to clause (i) of Section 7.3(a) (including the amount of the Basket) subject to the remainder of this Section 7.4. For the avoidance of doubt, the Basket shall not apply to Fundamental Rep Claims or to any Damages indemnifiable pursuant to Section 7.3(a) or claims therefor other than those arising out of General Rep Claims.

(b)           In the case of any General Rep Claims (other than claims based on any failure of representations in Section 2.11 (Intellectual Property) to be true and correct as aforesaid (“IP Rep Claims”)), Damages arising or resulting therefrom that are indemnifiable hereunder shall be recovered solely from and to the extent securities or other property remains in the Indemnity Fund.

(c)           In the case of any Fundamental Rep Claims or claims pursuant to clauses (ii) through (vii) of Section 7.3(a) (collectively, “Special Claims”), Damages arising or resulting therefrom that are indemnifiable hereunder may be recovered, at the election of the Acquirer Indemnified Person, from the Indemnity Fund, as an offset against any Milestone Payment not yet paid, and/or directly from the Sellers in accordance with their respective Pro Rata Shares of the amount of any Damages resulting therefrom. Notwithstanding anything to the contrary herein, the total Liability of each Seller for Special Claims shall be limited to the aggregate value of consideration actually received by such Seller pursuant to Section 1.4(b), Section 1.4(d)(i) or Section 1.4(e) on a gross basis (and, for clarity, prior to any reduction for or payment of Taxes, and inclusive of any Milestone Payment made to such Seller), except in the case of Individual Fraud for which the total Liability of a Seller shall not be limited; provided, that the aggregate value of consideration actually received by a Seller shall be measured as follows: (x) in the case of cash received by such Seller, the aggregate amount of such cash; plus (y) in the case of Acquirer ADSs received by such Seller, the aggregate value of such Acquirer ADSs as determined in accordance with this Agreement contemporaneously with the distribution of such Acquirer ADSs to such Seller (or to the Paying Agent for further distribution to such Seller). In the case of any IP Rep Claims, Damages arising or resulting therefrom that are indemnifiable hereunder may be recovered, at the election of the Acquirer Indemnified Person, from the Indemnity Fund and/or as an offset against any Milestone Payment not yet paid; provided, that the total aggregate Liability for all Sellers for Damages indemnifiable hereunder arising out of IP Rep Claims shall not exceed $8,000,000; provided further, that the Indemnity Fund and/or offset against any Milestone Payment shall be the sole sources of recovery for any such Damages.

(d)           Notwithstanding anything to the contrary herein, no Seller shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, the Surviving Corporation or any other Acquirer Indemnified Person (based upon such Seller’s position as an officer, director, employee or agent of the Company or otherwise) with respect to any Damages claimed by any Acquirer Indemnified Person or any right of subrogation against the Company or the Surviving Corporation with respect to any indemnification, compensation or reimbursement of an Acquirer Indemnified Person by reason of any of the matters set forth in Section 7.3(a).

(e)           If an Indemnified Person’s claim under this ARTICLE VII may be properly characterized in multiple ways in accordance with this ARTICLE VII such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this ARTICLE VII.

(f)            No Seller shall be liable for the breach of any covenant of another Seller or any Fraud by or on behalf of any Person other than the Company or such Seller.

(g)           All Damages shall be calculated net of the amount of any recoveries actually received by an Indemnified Person prior to the Indemnity Release Date under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries) in respect of any Damages suffered, paid, sustained or incurred by any Indemnified Person; provided that no Indemnified Person shall have any obligation to seek to obtain or continue to pursue any such recoveries.

(h)           The limitations of Liability set forth in this Agreement shall not apply to a Seller in the case of claims against such Seller arising from Individual Fraud.

(i)            Notwithstanding any other provision of this Agreement, Damages shall not be recoverable under this ARTICLE VII to the extent such Damages constitute (i) punitive or exemplary damages, or (ii) special, consequential, incidental, indirect or remote damages that are based on any specific circumstances of the Indemnified Person or would not have been the reasonably foreseeable result of the matter that gave rise thereto or the matter for which indemnification is sought hereunder, unless and solely to the extent in each case (i) and (ii), an Indemnified Person is ordered to pay such Damages to a third party.

7.5.          Period for Claims. Except as otherwise set forth in this Section 7.5, the period (the “Claims Period”) during which claims may be made (i) for Damages pursuant to clause (i) of Section 7.3(a) (other than with respect to any of the Fundamental Representations) shall commence at the Closing and terminate at 11:59 p.m. Eastern Time on the Indemnity Release Date and (ii) for Damages pursuant to any other provision of Section 7.3 (including with respect to any of the Fundamental Representations) shall commence at the Closing and terminate at the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary herein, such portion of the Indemnity Fund (based on the volume weighted average price of an Acquirer ADS on the Nasdaq Global Market in the 30 trading days prior to the Indemnity Release Date) that is reasonably necessary to satisfy any unresolved or unsatisfied claims for Damages specified in any Claim Certificate delivered to the Securityholder Agent on or prior to the Indemnity Release Date shall not be Released from Indemnity until such claims for Damages have been resolved or satisfied.

7.6.          Claims.

(a)           From time to time during the Claims Period, Acquirer may deliver to the Securityholder Agent one or more certificates signed by any officer of Acquirer (each, a “Claim Certificate”):

(i)           stating that an Acquirer Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquirer or its subsidiaries, that could give rise to Damages);

(ii)          stating the amount of such Damages (which, in the case of Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Acquirer in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii)         specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Damages included in the amount so stated and the nature of the claim to which such Damages are related.

(b)            Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Acquirer or the Acquirer Indemnified Person as of the date thereof, (ii) shall not limit any of the rights or remedies of any Acquirer Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Acquirer by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Acquirer Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Securityholder Agent or the Sellers are actually prejudiced thereby.

7.7.          Resolution of Objections to Claims.

(a)           If the Securityholder Agent does not contest, by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within the 20-day period following receipt of the Claim Certificate, then Acquirer and the Securityholder Agent shall Release from Indemnity to Acquirer an amount of Acquirer ADSs from the Indemnity Fund having a total value, based on the volume weighted average price of an Acquirer ADS on the Nasdaq Global Market in the 30 trading days prior to the last day of such 20-day period, equal to the amount of any Damages corresponding to such claim or claims as set forth in such Claim Certificate.

(b)           If the Securityholder Agent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within the 20-day period set forth in Section 7.7(a), Acquirer and the Securityholder Agent shall attempt in good faith for 45 days after Acquirer’s receipt of such written objection to resolve such objection and the amount of Damages that are indemnifiable by the Sellers pursuant to this ARTICLE VII in connection with the claim or claims made by Acquirer in such Claim Certificate. If Acquirer and the Securityholder Agent shall so agree, Acquirer and the Securityholder Agent shall Release from Indemnity to Acquirer from the Indemnity Fund an amount of Acquirer ADSs having a total value, based on the volume weighted average price of an Acquirer ADS on the Nasdaq Global Market in the 30 trading days prior to the resolution by the Acquirer and Securityholder Agent of such objection, equal to the amount of Damages so agreed by Acquirer and the Securityholder Agent to be indemnifiable by the Sellers pursuant to this ARTICLE VII in accordance with the terms of such joint written instruction.

(c)           If no such agreement can be reached during the 45-day period for good faith negotiation set forth in Section 7.7(b), but in any event upon the expiration of such 45-day period, either Acquirer or the Securityholder Agent may bring an arbitration in accordance with the terms of Section 8.11 to resolve the matter. The decision of the arbitrator as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the parties hereto and the Company Stockholders, and following such decision the Securityholder Agent and Acquirer shall Release from Indemnity to Acquirer from the Indemnity Fund an amount of Acquirer ADSs having a total value, based on the volume weighted average price of an Acquirer ADS on the Nasdaq Global Market in the 30 trading days prior to the decision regarding such matter by the arbitrator, equal to the amount of Damages so decided by the arbitrator to be indemnifiable by the Sellers pursuant to this ARTICLE VII.

(d)           Judgment upon any determination of an arbitrator may be entered in any court having jurisdiction. For purposes of this Section 7.7(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, Acquirer shall be deemed to be the prevailing party unless the arbitrator determines in favor of the Securityholder Agent (on behalf of the Company Stockholders) with respect to more than one-half of the amount in dispute, in which case the Company Stockholders shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

(e)           Any portion of the Indemnity Fund not Released from Indemnity on the Indemnity Release Date shall, following the Indemnity Release Date with respect to pending but unresolved claims for indemnification that are not awarded to Acquirer upon the resolution of such claims, be Released from Indemnity to the Sellers following resolution of such claims.

7.8.          Securityholder Agent.

(a)           By approving the Merger or by surrendering or delivering the Requisite Documentation to the Paying Agent in exchange for the applicable consideration to be paid in accordance with in accordance with Section 1.4(b), Section 1.4(d)(i) and Section 1.4(e), each Seller irrevocably approves the constitution and appointment of, and hereby irrevocably constitutes and appoints, Benjamin Eisler as the true and lawful agent, representative and attorney-in-fact of all Sellers and each of them (the “Securityholder Agent”) with respect to any and all matters relating to, arising out of, or in connection with, this Agreement, including for purposes of taking any action or omitting to take any action on behalf of the Sellers hereunder to: (i) execute, as the Securityholder Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of the Sellers or any Seller, to or from Acquirer (on behalf of itself or any other Acquirer Indemnified Person) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement or such other agreement, document or instrument expressly contemplates that any such notice, instruction or communication shall be given or received by each or any Seller individually), (iii) act for the Sellers with regard to all matters pertaining to indemnification under this Agreement, including the power to defend, compromise, or settle any claims and to otherwise prosecute or pursue any litigation claims, and the Release from Indemnity of any of the Indemnity Fund, including to review, negotiate and agree to and authorize any Release from Indemnity to Acquirer of any amount from the Indemnity Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Acquirer Indemnified Person, including by not objecting to such claims) pursuant to this ARTICLE VII, (iv) object to such claims pursuant to Section 7.7, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of the Sellers or any Seller or necessary in the judgment of the Securityholder Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Sellers, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Sellers (other than with respect to the payment of the consideration contemplated in ARTICLE I) in accordance with the terms hereof and in the manner provided herein, (viii) pursuant to Section 1.7, review, negotiate, object to, accept or agree to Acquirer’s calculation of the Adjustment Calculations and the Adjusted Closing Cash Consideration and (ix) take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Without limiting the foregoing, by approving the Merger or by surrendering or delivering the Requisite Documentation to the Paying Agent in exchange for the applicable consideration to be paid in accordance with in accordance with Section 1.4(b), Section 1.4(d)(i) and Section 1.4(e), each Seller irrevocably grants to the Securityholder Agent a power of attorney for such Seller for the purpose of taking any actions deemed necessary or advisable by the Securityholder Agent in connection with any Release from Indemnity of the Indemnity Fund pursuant to this Agreement, and Acquirer and the Acquirer Transfer Agent shall each be an express third-party beneficiary of such power of attorney. All actions, notices, communications and determinations by or on behalf of the Sellers in connection with this Agreement shall be given or made by the Securityholder Agent and all such actions, notices, communications and determinations by the Securityholder Agent shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Acquirer, Merger Sub and their respective Affiliates (including after the Effective Time, the Surviving Corporation) shall be entitled to rely on the appointment of Benjamin Eisler as the Securityholder Agent and treat such Securityholder Agent as the duly appointed attorney-in-fact of each Seller having the duties, power and authority provided for in this Section 7.8. The Sellers shall be bound by all actions taken and documents executed by the Securityholder Agent in connection with this ARTICLE VII, and Acquirer and other Acquirer Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Securityholder Agent. The Person serving as the Securityholder Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Securityholder Agent, then a successor may be appointed, by the holders of a majority in interest of the aggregate value of Acquirer ADSs then comprising the Indemnity Fund (or, in the event that there are no Acquirer ADSs then comprising the Indemnity Fund, by the Sellers collectively having a Pro Rata Share greater than 50%), upon not less than 30 days’ prior written notice to Acquirer. No bond shall be required of the Securityholder Agent.

(b)           The Securityholder Agent shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Securityholder Agent reasonably believes to be in the best interest of the Sellers. The Securityholder Agent is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement among the Sellers. In taking any actions as Securityholder Agent, the Securityholder Agent may rely conclusively, without any further inquiry or investigation, upon any certification, confirmation or statement, oral or written, given by any Seller, any party hereto, or any other Person the Securityholder Agent reasonably believes to be authorized thereunto, or upon any other evidence reasonably deemed by the Securityholder Agent to be reliable. The Securityholder Agent may, in all questions arising hereunder, rely on the advice of counsel and other advisors selected by the Securityholder Agent. The Securityholder Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Securityholder Agent. The Securityholder Agent shall not be liable to any Seller for any act done or omitted hereunder as the Securityholder Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Securityholder Agent shall serve as the Securityholder Agent without compensation; provided that the Sellers shall severally but not jointly indemnify the Securityholder Agent and hold him harmless against any loss, Liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Securityholder Agent and arising out of, resulting from or in connection with the acceptance or administration of his duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Securityholder Agent. If not paid directly to the Securityholder Agent by the Sellers, such losses, Liabilities or expenses may be recovered by the Securityholder Agent from the Securityholder Agent Reserve and, if such fund is insufficient to satisfy any such losses, Liabilities or expenses, from that portion of the Indemnity Fund otherwise to be Released from Indemnity to the Sellers (and not distributed or distributable to an Acquirer Indemnified Person or subject to a pending indemnification claim of an Acquirer Indemnified Person) on or after the Indemnity Release Date pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Sellers according to their respective Pro Rata Shares of such losses, Liabilities or expenses.

(c)           After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholder Agent that is within the scope of the Securityholder Agent’s authority under Section 7.8(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Sellers and shall be final, binding and conclusive upon each such Seller; and each Acquirer Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller. Acquirer, Merger Sub, the Surviving Corporation and the Acquirer Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Securityholder Agent.

(d)           The Securityholder Agent Reserve shall be maintained by the Securityholder Agent in a segregated account. The Securityholder Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Sellers shall not receive interest or other earnings on the Securityholder Agent Reserve and the Sellers irrevocably transfer and assign to the Securityholder Agent any ownership right that they may have in any interest that may accrue on funds held in the Securityholder Agent Reserve. The Sellers acknowledge that the Securityholder Agent is not providing any investment supervision, recommendations or advice. The Securityholder Agent shall have no responsibility or liability for any loss of principal of the Securityholder Agent Reserve other than as a result of its gross negligence or willful misconduct. For Tax purposes, the Securityholder Agent Reserve shall be treated as having been received and voluntarily set aside by the Sellers at the time of Closing. Upon the determination of the Securityholder Agent, in its sole discretion, that the Securityholder Agent Reserve is no longer necessary in connection with indemnification claims that may be brought hereunder, the Securityholder Agent shall distribute (solely out of the Securityholder Agent Reserve) the amount remaining in the Securityholder Agent Reserve payable to the Sellers (after payment of all of the Securityholder Agent’s out-of-pocket expenses incurred in connection with its services as Securityholder Agent), to the Paying Agent for distribution by the Paying Agent to the Sellers in accordance with Section 1.4(b), Section 1.4(d)(i) and Section 1.4(e) . The Securityholder Agent Reserve shall not be available to Acquirer to satisfy any claims hereunder.

7.9.          Third-Party Claims. In the event Acquirer becomes aware of a claim by a third party (a “Third-Party Claim”) that Acquirer in good faith believes may result in a claim for Damages indemnifiable by the Sellers hereunder by or on behalf of an Acquirer Indemnified Person, Acquirer shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim (and the costs and expenses incurred by Acquirer in connection with such defense, settlement, enforcement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Acquirer shall be entitled to receive indemnification pursuant to a claim made hereunder, and such costs and expenses shall constitute Damages subject to indemnification under Section 7.3 to the extent it is ultimately determined that such Third-Party Claim arose out of, resulted from or was in connection with a matter listed in Section 7.3). The Securityholder Agent shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Acquirer Indemnified Person, subject to execution by the Securityholder Agent of Acquirer’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or propriety information. However, Acquirer shall have the right in its sole discretion to determine and conduct the defense of any Third-Party Claim and the settlement, adjustment or compromise of such Third-Party Claim; provided, that the Acquirer and the Securityholder Agent agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim; provided further, that neither Acquirer nor the Securityholder Agent shall settle, adjust or compromise any such Third-Party Claim without the prior written consent of the other such Party (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless the other such Party shall have objected within 20 days after a written request therefor). Unless otherwise consented to in writing in advance by Acquirer in its sole discretion, the Securityholder Agent and its Affiliates may not participate in any Third-Party Claim or any action related to such Third-Party Claim (including any discussions or negotiations in connection with the settlement, adjustment or compromise thereof). In the event that the Securityholder Agent has consented to the amount of any settlement or resolution by Acquirer of any such claim (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless the Securityholder Agent shall have objected within 20 days after a written request therefor by Acquirer), or if the Securityholder Agent shall have been determined to have unreasonably withheld, conditioned or delayed its consent to the amount of any such settlement or resolution, neither the Securityholder Agent nor any Seller shall have any power or authority to object under this ARTICLE VII to the amount of any claim by or on behalf of any Acquirer Indemnified Person against the Indemnity Fund for indemnity with respect to such settlement or resolution.

7.10.        Treatment of Indemnification Payments. The parties hereto and the Sellers agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to Section 1.7 or this ARTICLE VII as adjustments to the consideration contemplated in ARTICLE I for all Tax purposes to the maximum extent permitted by Applicable Law.

7.11.        Remedies. From and after the Closing, except as expressly set forth in this Section 7.11, the sole and exclusive remedy of any Indemnified Person for any claim under this Agreement or related to the transactions contemplated by this Agreement, including the Mergers, shall be indemnification in accordance with this ARTICLE VII. Notwithstanding the foregoing, this Section 7.11 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or any remedies available to it under applicable Law in the event of (a) a Party’s failure to comply with its indemnification obligations hereunder or (b) Fraud on the part of any Party.

ARTICLE VIII
General Provisions

8.1.          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or electronic mail (in each case, if provided below and with automated or personal confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)           if to Acquirer or Merger Sub, or to the Company after the Closing, to:

Vaccitech PLC
The Schrödinger Building
Heatley Road

Oxford Science Park

Oxford, England OX4 4GE
Attention: Bill Enright, Chief Executive Officer

Email:
Telephone No.:

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue

Boston, MA 02210

Attention:      Robert E. Puopolo

Email:

Telephone No.:

(ii)          if to the Company prior to the Closing, to:

Avidea Technologies, Inc.
1812 Ashland Ave.
Baltimore, MD 21205
Attention: Geoffrey Lynn
Telephone No.:
Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20009
Attention: Kevin C. Clayton
Facsimile No.:
Telephone No.:
Email:

(iii)         If to the Securityholder Agent, to:

Benjamin Eisler
Telephone No.:
Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20009
Attention: Kevin C. Clayton
Facsimile No.:
Telephone No.:
Email:

Any notice given as specified in this Section 8.1 (i) if delivered personally or sent by facsimile or electronic mail transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day during normal business hours or, if not sent or delivered on a Business Day during normal business hours, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.

8.2.          Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to a series of clauses are inclusive of the endpoint clauses (e.g., “clause (x) through (y)” is inclusive of clauses (x) and (y)), (vi) references to any Person include the predecessors, successors and permitted assigns of that Person, (vii) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (viii) subject to clause (ix), the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (ix) the phrases “provided to Acquirer” or “made available to Acquirer” and phrases of similar import means, with respect to any information, document or other material of the Company or its Affiliates, that such information, document or material was made available for review and properly indexed by the Company and its Representatives in the virtual data room established by Acquirer in connection with this Agreement at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Acquirer or its Representatives at least 48 hours prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 PM Eastern Time on such day or Business Day, (ii) any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day and (iii) all days, Business Days, times and time periods contemplated by this Agreement shall be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

8.3.          Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that after the Company Stockholder Approval is obtained, no amendment shall be made to this Agreement that by Applicable Law requires further approval by the Company Stockholders without such further approval. To the extent permitted by Applicable Law, Acquirer and the Securityholder Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Securityholder Agent.

8.4.          Extension; Waiver. At any time after the Closing, Acquirer and the Securityholder Agent may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such party, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (C) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (I) after the Closing with respect to the Sellers and/or the Securityholder Agent, signed by the Securityholder Agent and (II) with respect to Acquirer and/or Merger Sub, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or enforce or delay in exercising or enforcing any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

8.5.          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

8.6.          Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that ARTICLE VII is intended to benefit the Indemnified Persons and Section 5.17 is intended to benefit the Company Indemnified Parties).

8.7.          Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Acquirer and/or Merger Sub may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of any other party hereto; provided that notwithstanding any such assignment or delegation, Acquirer and/or Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.8.          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.9.          Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that, subject to Section 7.4(b), the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

8.10.	Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a)          EXCEPT FOR CLAIMS REGARDING EITHER ACQUIRER’S OR THE COMPANY’S INTELLECTUAL PROPERTY RIGHTS AND/OR CONFIDENTIAL INFORMATION, TO WHICH THIS SECTION WILL NOT APPLY, IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES HERETO WITHIN 60 DAYS AFTER WRITTEN NOTICE OF A DISPUTE, THE DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION IN WILMINGTON, DELAWARE. SUCH ARBITRATION SHALL BE CONDUCTED IN ENGLISH IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY ONE ARBITRATOR APPOINTED IN ACCORDANCE WITH SUCH RULES. THE ARBITRATOR SHALL ALLOW SUCH DISCOVERY AS IS APPROPRIATE TO THE PURPOSES OF ARBITRATION IN ACCOMPLISHING A FAIR, SPEEDY AND COST-EFFECTIVE RESOLUTION OF THE DISPUTE. THE ARBITRATOR SHALL REFERENCE THE FEDERAL RULES OF CIVIL PROCEDURE THEN IN EFFECT IN SETTING THE SCOPE AND TIMING OF DISCOVERY. THE AWARD OF ARBITRATION SHALL BE FINAL AND BINDING UPON THE PARTIES HERETO. The arbitrator will award to the prevailing party all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

(b)          Subject to the foregoing, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in New Castle County, Delaware. A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 9.10. The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.

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8.11.        Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

8.12.        Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.13.        WAIVER OF JURY TRIAL. EACH OF ACQUIRER, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIRER, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.14.        Waiver of Conflicts; Attorney-Client Privilege. Recognizing that Hogan Lovells US LLP has acted as legal counsel to the Company, certain of the direct and indirect holders of Company Securities and certain of their respective Affiliates prior to date hereof, and that Hogan Lovells LLP intends to act as legal counsel to certain of the direct and indirect holders of Company Securities and their respective Affiliates (which will no longer include the Company) after the Closing, each of Acquirer, Merger Sub 1, Merger Sub 2, the Company and the Surviving Corporation hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Hogan Lovells US LLP representing any direct or indirect holders of the Company Securities or their Affiliates after the Closing as such representation may relate to the Acquirer, Merger Sub 1, Merger Sub 2, the Company or the Surviving Corporation or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between direct and indirect holders of Company Securities and the Company and their respective Affiliates, on the one hand, and Hogan Lovells US LLP, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of Company Securities and their respective Affiliates (and not the Company). Accordingly, the Company shall not have access to any such communications or to the files of Hogan Lovells US LLP relating to such engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the direct and indirect holders of Company Securities and their respective Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Company shall be a holder thereof, (ii) to the extent that files of Hogan Lovells US LLP in respect of such engagement constitute property of the client, only the direct and indirect holders of Company Securities and their respective Affiliates (and not the Company) shall hold such property rights and (iii) Hogan Lovells US LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Hogan Lovells US LLP and the Company or otherwise.

[Signature Page Next]

61

IN WITNESS WHEREOF, Acquirer, the Merger Subs, the Company and the Securityholder Agent have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Vaccitech PLC

By:	/s/ William Enright
Name: William Enright
Title: Chief Executive Officer and Director

VA Merger Sub 1 Inc.

By:	/s/ William Enright
Name: William Enright
Title: President

VA Merger Sub 2 Inc.

By:	/s/ William Enright
Name: William Enright
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquirer, Merger Subs, the Company and the Securityholder Agent have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Avidea Technologies, Inc.

By:	/s/ Geoffrey Lynn
Name: Geoffrey Lynn
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, Acquirer, Merger Subs, the Company and the Securityholder Agent have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Securityholder Agent

By:	/s/ Benjamin Eisler
Name: Benjamin Eisler

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

Definitions

As used herein, the following terms shall have the meanings indicated below:

“Accredited Investor” means any holder of Company Common Stock, Company Options and/or Company Warrants that is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

“Acquirer ADS” means an American Depositary Share representing one Ordinary Share.

“Acquirer Capital Stock” means, collectively, the Ordinary Shares, Deferred A Shares, Deferred B Shares, Deferred C Shares, Acquirer Options and Acquirer RSUs.

“Acquirer Equity Plan” means the 2021 Vaccitech PLC Share Award Plan 2021.

“Acquirer Option” means an option to acquire Acquirer ADSs granted under the Acquirer Equity Plan.

“Acquirer Transfer Agent” means Computershare, N.A., as registrar and transfer agent with respect to the Ordinary Shares.

“Acquirer RSU” means a restricted share unit to acquire Acquirer ADSs granted pursuant to the Acquirer Equity Plan.

“Adjusted Closing Cash Consideration” means $12,500,000, plus (i) the amount of Closing Cash, less (ii) the amount of Closing Debt, less (iii) the amount of the Transaction Expenses, less (iv) the amount, if any, by which the Company Net Working Capital is less than the Closing Net Working Capital Target, plus (v) the amount, if any, by which the Company Net Working Capital is greater than the Closing Net Working Capital Target, less (vi) the Securityholder Agent Reserve, less (vii) the Special Holdback Amount, less (viii) the Adjustment Holdback Amount, plus (ix) 40% of the Company Loan Amount, in each case, determined without duplication.

“Adjustment Holdback Amount” means $100,000.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Allocation Spreadsheet” means a spreadsheet listing (i) the name and address of each Seller, (ii) with respect to each Seller, the number of (A) shares of Company Common Stock, (B) Company Options (including whether such Company Option is an Incentive Stock Option or Non-Qualified Stock Option, the number of shares of Company Common Stock underlying such Company Options, the aggregate exercise price thereof and the Spread Value thereof), and (C) Company Warrants (including the number of shares of Company Common Stock subject to such Company Warrant, the aggregate exercise price thereof and the Spread Value thereof), in each case, held by each Seller, (iii) the Per Seller Closing Cash Percentage for each Seller, (iv) the Per Seller Closing Stock Percentage for each Seller, (v) the Per Share Closing Value, (vi) the Number of Fully Diluted Shares, (vii) each Seller’s Pro Rata Share, (viii) each Seller’s status as an Accredited Investor (based upon written evidence reasonably satisfactory to Acquirer) or Non-Accredited Investor, (ix) the Per Seller Indemnity ADSs for each Seller, (x) for each Seller, the aggregate amount of Acquirer ADSs which will be subject to the Acquirer’s right of repurchase, and (xi) for each Seller, the aggregate amount of any outstanding loan issued by the Company to such Seller and the portion of such loan that Acquirer shall offset against each of the cash and Acquirer ADS components of such Seller’s Per Seller Closing Consideration.

“AML Laws” mean all applicable laws, judgments, orders, executive orders, decrees, ordinances, directives, rules, regulations, statutes, case law or treaties concerning or related to terrorism financing or money laundering, including the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act, and its implementing regulations, the Money Laundering Control Act, 18 U.S.C. §§ 1956 and 1957, and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any relevant Governmental Entity.

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their assets, properties or businesses.

“Business” means the business of the Company as currently conducted by the Company.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York City.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any other corresponding or similar provision of any other Applicable Law enacted with COVID-19 (including an Executive Order of the U.S. President pursuant to Section 7508A of the Code).

“ChAdOx” means any vaccine candidate that comprises the chimpanzee adenovirus originally described as “Y25” in Dicks MDJ, et al. A Novel Chimpanzee Adenovirus Vector with Low Human Seroprevalence: Improved Systems for Vector Derivation and Comparative Immunogenicity. PLoS One. 2012; 7(7):e40385. For clarity, ChAdOx includes the ChAdOx vaccines used in any product candidates of Acquirer or its Affiliates, including VTP-200, VTP-300, VTP-600, VTP-800 and VTP-850.

“Closing ADS Value” means the volume weighted average price of an Acquirer ADS in the thirty (30) trading days prior to the date of this agreement.

“Closing Cash” means the amount of cash (excluding restricted cash) and cash equivalents held by or on behalf of the Company as of the Closing (but before taking into account the consummation of the Transactions contemplated hereby), determined in accordance with US GAAP and, to the extent not inconsistent with US GAAP, on the basis of the same accounting principles, policies, methods and procedures, consistently applied, as those used in the Company Balance Sheet, including the amounts of any received but uncleared checks, drafts and wires issued prior to the Effective Time, less the amounts of any unpaid checks, drafts and wires issued prior to the Effective Time.

“Closing Cash Consideration” means $12,500,000, plus (i) the amount of Estimated Closing Cash, less (ii) the amount of Estimated Closing Debt, less (iii) the amount of the Estimated Transaction Expenses, less (iv) the amount, if any, by which the Estimated Company Net Working Capital is less than the Closing Net Working Capital Target, plus (v) the amount, if any, by which the Estimated Company Net Working Capital is greater than the Closing Net Working Capital Target, less (vi) the Securityholder Agent Reserve, less (vii) the Adjustment Holdback Amount, less (viii) the Special Holdback Amount, plus (ix) 40% of the Company Loan Amount, in each case, determined without duplication.

“Closing Debt” means the amount of Company Debt outstanding as of the Closing (but before taking into account the consummation of the Transactions contemplated hereby), determined in accordance with US GAAP and, to the extent not inconsistent with US GAAP, on the basis of the same accounting principles, policies, methods and procedures, consistently applied, as those used in the Company Balance Sheet. For the avoidance of doubt, Closing Debt shall exclude any amounts included in the calculation of Transaction Expenses or Company Net Working Capital.

“Closing Merger Consideration” means the aggregate of the Closing Stock Consideration and the Closing Cash Consideration.

“Closing Net Working Capital Adjustment” means the amount (which may be positive or negative) by which the Company Net Working Capital is greater than (in which case such amount shall be represented as a positive amount) or less than (in which case such amount shall be represented as a negative amount) the Estimated Company Net Working Capital.

“Closing Net Working Capital Target” means $0.

“Closing Stock Consideration” means an aggregate number of Acquirer ADSs equal to the quotient of (a) $24,750,000 plus 60% of the Company Loan Amount, divided by (b) the Closing ADS Value.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the balance sheet included in the Financial Statements as of the Company Balance Sheet Date.

“Company Balance Sheet Date” means September 30, 2021.

“Company Common Stock” means the common stock, par value of $0.0001 per share, of the Company.

“Company Debt” means, without duplication: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all indebtedness of the Company for the payment of the deferred purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (iii) all obligations of the Company to pay rent or other payment amounts, in each case, under a lease which is required to be classified as a capital lease in accordance with US GAAP, (iv) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (v) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed, (vii) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions or in connection with any lender consent, (viii) all liabilities or obligations in respect of (A) any underfunded defined benefit pension plan, (B) unfunded retiree health or welfare benefit plan, (C) non-qualified deferred compensation plan or arrangement or (D) accrued but unpaid severance and (ix) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (viii) appertaining to third parties.

“Company Equity Plan” means the Company’s 2017 Amended and Restated Equity Incentive Plan.

“Company Intellectual Property” means all Intellectual Property owned, purported to be owned, co-owned, licensed, used, or held for use by the Company.

“Company IP Agreements” means any and all Contracts concerning Intellectual Property or IT Assets to which the Company is a party, including all (i) licenses of Intellectual Property by the Company to any third party, (ii) licenses of Intellectual Property by any third party to the Company, other than standard form contracts granting rights to use readily available shrink wrap or click wrap software having a replacement cost and an annual license fee of less than $10,000, (iii) Contracts between the Company and any third party relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to internet websites, and (iv) consents, options, covenants, settlements, decrees, orders, injunctions, indemnifications, judgments or rulings governing the use, validity or enforceability of Intellectual Property or IT Assets.

“Company IT Assets” means all software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation (collectively, “IT Assets”) owned or leased by the Company and used or held for use in connection with the operation of the Business (including in the development, manufacture, use or sale of Products).

“Company Loan” means any loan that is outstanding as of immediately prior to the Closing made by the Company to any Seller in connection with such Seller’s exercise of one or more Incentive Stock Options previously held thereby.

“Company Loan Amount” means the aggregate outstanding amount (including principal and accrued interest) of all Company Loans as of immediately prior to the Closing.

“Company Net Working Capital” means an amount measured as of the Closing (but before taking into account the consummation of the Transactions contemplated hereby) equal to (i) the Company’s consolidated total current assets excluding any Closing Cash and the Company Loan Amount, less (ii) the Company’s consolidated total current liabilities excluding any Closing Debt and Transaction Expenses, in each case (i) and (ii), determined in accordance with US GAAP and, to the extent not inconsistent with US GAAP, on the basis of the same accounting principles, policies, methods and procedures, consistently applied, as those used in the Company Balance Sheet.

“Company Option” means an option to acquire shares of the Company’s Common Stock granted pursuant to the Company Equity Plan.

“Company Product” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company, all products or services currently under development by the Company and all products or services currently planned for development and commercial release by the Company.

“Company Securities” means, collectively, shares of the Company Common Stock, the Company Options and the Company Warrants, in each case, outstanding as of immediately prior to the Effective Time.

“Company Stockholder Approval” means the execution of the Written Consent by holders of at least 62% of the outstanding shares of Company Common Stock.

“Company Stockholders” means, collectively, the holders of Company Common Stock outstanding as of immediately prior to the Effective Time.

“Company Technology” means technology (i) based on an invention developed wholly or in part by any employee of the Company or (ii) covered by a claim of an issued patent or a patent application owned or controlled by the Company immediately prior to the Closing including those patents and patent applications set forth on Schedule 2.11(a) of the Company Disclosure Letter, and any products or candidates incorporating such technology. For the avoidance of doubt, Company Technology shall include, without limitation, the Company’s SNAP, SNAPvax, Star Polymer and TRAPD technologies, and products or candidates incorporating any such technologies.

“Company Transaction Documents” means this Agreement and each other Transaction Document to which the Company is or will be a party.

“Company Warrant” means a warrant to acquire shares of the Company Common Stock.

“Confidentiality Agreements” means, collectively, (i) that certain Mutual Nondisclosure Agreement dated August 23, 2019, between the Company and Vaccitech Limited and (ii) that certain Mutual Nondisclosure Agreement dated May 11, 2021, between the Company and Vaccitech (UK) Limited.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including exhibits and schedules thereto.

“COVID-19” means the novel coronavirus disease 2019 caused by SARS-CoV-2 and referred to as “COVID-19”.

“Deferred A Shares” means the deferred A shares of Acquirer, nominal value £1 per share.

“Deferred B Shares” means the deferred B shares of Acquirer, nominal value £1 per share.

“Deferred C Shares” means the deferred C shares of Acquirer, nominal value £0.00007 per share.

“Depositary” means The Bank of New York Mellon, as depositary with respect to the Acquirer ADSs.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL in connection with the First Merger.

“EMA” means the European Medicines Agency.

“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FDA” means the U.S. Food and Drug Administration.

“Fraud” means, with respect to any Person, common law fraud under Delaware law, committed with an intent to deceive, in connection with the Transactions.

“Fundamental Representations” means the representations and warranties made by the Company in Section 2.1 (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Section 2.3(a) (Authority), Section 2.3(b)(ii)(A) (Non-contravention), Section 2.12 (Taxes), Section 2.14 (Interested-Party Transactions) or Section 2.18 (Brokers, Finders, Etc).

“Government Contract” means any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order.

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Incentive Stock Option” means any Company Option that qualifies as an “incentive stock option” as defined in Section 422 of the Code.

“Indemnified Person” means any Acquirer Indemnified Person or Seller Indemnified Person.

“Indemnified Taxes” means (without duplication) any (i) Taxes of the Company for a Taxable period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), together with any interest, penalty or addition to Tax accruing after the Closing Date on any Taxes described in this clause (i), (ii) Taxes of any Tax group (or member thereof) of which the Company was a member prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign law), (iii) Taxes of any Person other than the Company for which the Company is liable (A) as a transferee or successor by reason of a transaction occurring prior to the Closing or (B) pursuant to any agreement entered into prior to the Closing, (iv) Taxes arising from (A) any adjustment required under Section 481 of the Code or any comparable provision under state or non-U.S. Tax laws relating to the manner in which a Tax item was reported (or an accounting method used) by the Company in a Pre-Closing Tax Period, (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) binding on the Company prior to the Closing, (C) any installment sale or open transaction disposition made on or prior to the Closing by the Company, (D) any election pursuant to Section 108(i) of the Code made for a Pre-Closing Tax Period by Company, or (E) any prepaid amount received by the Company prior to the Closing, (v) Taxes of the Company imposed on the Transactions to the extent not actually withheld from any payment required to be made to the Sellers pursuant to this Agreement, including (A) any payroll Taxes or other Taxes of the Company arising in connection with any payment required pursuant to, or arising as a result of, this Agreement, whether or not such Taxes are due and payable as of the Closing Date and (B) any Taxes described in Section 1.8 or Section 1.9, (vi) Taxes arising from or attributable to a breach of a representation or warranty made pursuant to Section 2.12, and (vii) Taxes that would have been treated as an Indemnified Taxes pursuant to the foregoing but for a deferral of such Taxes under the CARES Act or Internal Revenue Service Notice 2020-65 (or any similar Law enacted or issued after the date hereof). Notwithstanding anything herein to the contrary, in determining Indemnified Taxes, the liability of any Person for Taxes shall be computed (i) net of any deductions arising in respect of or resulting from any deductible expenses related to the transactions contemplated by this Agreement (including any bonus, severance, option or other compensatory expense) and (ii) without regard to any loss, deduction or credit that is either (A) attributable to a Taxable period beginning after the Closing Date or (B) attributable to a Person other than Company.

“Indemnity ADSs” means an aggregate number of Acquirer ADSs equal to the quotient of (a) $2,750,000, divided by (b) the Closing ADS Value.

“Intellectual Property” means all intellectual properties and intellectual property rights arising under the laws of any jurisdiction of any kind or nature with respect to the following: (a) trade names, trademarks and service marks (registered and unregistered), domain names, social media accounts and handles, brand names, trade dress, any other indicia of origin or good will, and similar rights, and all goodwill associated therewith, (b) patents, invention disclosures, inventions and discoveries, and rights in respect of utility models or industrial designs, whether patentable or not or reduced to practice (collectively, “Patents”), (c) published or unpublished works of authorship, whether copyrightable or not, copyrights and copyrightable works, including computer software and Internet web sites and all moral rights thereto (collectively, “Copyrights”), (d) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, data bases, technology, data, and all other confidential or proprietary information, and customer lists, but excluding any subject matter that is otherwise covered or protected by registered Copyrights or issued Patents and (e) all registrations and applications for any of the foregoing, and all reissues, reexaminations, provisionals, divisions, continuations, continuations-in-part, supplemental protections, renewals, extensions, restorations and reversions thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (i) an individual, if used in reference to an individual, or (ii) with respect to the Company, either of the Key Employees; provided that the individuals listed in the foregoing clauses (ii) will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained after reasonable inquiry as such individuals would normally conduct in the ordinary course of their duties to the Company, as applicable.

“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with US GAAP or disclosed in the notes thereto.

“Material Adverse Effect” means, with respect to any Person, any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, (i) is or would be reasonably likely to be materially adverse to the condition (financial or otherwise), assets (including intangible assets), Liabilities, business, operations or results of operations of such Person and its subsidiaries (taken as a whole), except to the extent that any such Effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (B) changes affecting the industry or markets generally in which such Person operates (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (C) changes in US GAAP (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors) or (D) any natural or man-made disaster or acts of God or epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) (provided that such events do not affect such Person disproportionately as compared to such Person’s competitors), (E) any national or international political conditions, including the engagement by any country in hostilities or any military action or any act of terrorism (provided that such conditions do not affect such Person disproportionately as compared to such Person’s competitors), (F) changes in Applicable Law (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (G) any failure by such Person, in and of itself, to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (although the underlying performance, facts and circumstances resulting in such failure shall be taken into account unless otherwise provided herein), or (H) the taking of any action required by this Agreement or the other Transaction Documents, including the completion of the transactions contemplated hereby and thereby, or (ii) adversely affects, or would reasonably be likely to adversely affect, such Person’s ability to perform or comply with the covenants, agreements or obligations of such Person herein or to consummate the Transactions in accordance with this Agreement or Applicable Law.

“MHRA” means the Medicines and Healthcare products Regulatory Approval of the United Kingdom.

“Milestone” means any of the SNAPvax Milestone or the Technology Milestones, as applicable.

“MVA” means any vaccine candidate that comprises Modified Vaccinia Ankara strain of vaccinia as a viral vector, for example, as described in Cappuccini F, et al. Safety and immunogenicity of novel 5T4 viral vectored vaccination regimens in early stage prostate cancer: a phase I clinical trial. Journal of ImmunoTherapy of Cancer. 2020. 8:e000928. For clarity, MVA includes the MVA vaccines used in any product candidates of Acquirer or its Affiliates, including VTP-200, VTP-300, VTP-600, VTP-800 and VTP-850.

“Non-Accredited Investor” means any holder of the Company Common Stock, Company Options and/or Company Warrants that is not an Accredited Investor.

“Non-Qualified Stock Option” means any Company Option that is not an Incentive Stock Option.

“Number of Fully Diluted Shares” means the sum (without duplication) of (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled and extinguished pursuant to Section 1.4(c)), (ii) the total number of shares of Company Common Stock subject to all outstanding and unexercised vested Company Options immediately prior to the Effective Time other than Out-of-the-Money Options, and (iii) the total number of shares of Company Common Stock subject to all outstanding Company Warrants immediately prior to the Effective Time other than Out-of-the-Money Warrants.

“Option Exercise Proceeds” means the aggregate amount that would be payable to the Company in respect of the outstanding and unexercised vested Company Options, other than any Out-of-the-Money Options, immediately prior to the Effective Time if the holders thereof exercised such Company Options in full for cash as of the Effective Time.

“Out-of-the-Money Option” means each outstanding and unexercised vested Company Option immediately prior to the Effective Time for which the exercise price per share of such Company Option equals or exceeds the Per Share Closing Value, calculated as though such Company Option (and all outstanding and unexercised vested Company Options with the same or a lower exercise price per share) did not meet this definition of an “Out-of-the-Money Option.”

“Out-of-the-Money Warrant” means each outstanding and unexercised Company Warrant immediately prior to the Effective Time for which the exercise price per share of such Company Warrant equals or exceeds the Per Share Closing Value, calculated as though such Company Warrant (and all outstanding and unexercised Company Warrants with the same or a lower exercise price per share) did not meet this definition of an “Out-of-the-Money Warrant.”

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.

“Ordinary Shares” means the ordinary share of Acquirer, nominal value £0.000025 per share.

“Per Seller Closing Consideration” means, with respect to each Seller, (a) an amount in cash equal to such Seller’s Per Seller Closing Cash Percentage multiplied by the Closing Cash Consideration, and (b) a number of Acquirer ADSs equal to such Seller’s Per Seller Closing Stock Percentage multiplied by the Closing Stock Consideration.

“Per Seller Closing Cash Percentage” means, with respect to each Seller, that percentage set forth opposite such Seller’s name on the Allocation Spreadsheet under the heading “Per Seller Closing Cash Percentage,” which represents the share of Closing Cash Consideration to which such Seller is entitled immediately following the Closing pursuant to Section 1.4(b), Section 1.4(d)(i) or Section 1.4(e), as applicable, relative to all other Sellers and is calculated such that, for each Company Security held by a Seller, the following amounts are payable in cash: (i) with respect to each Non-Qualified Stock Option, approximately 50% of the Spread Value of such Non-Qualified Stock Option; (ii) with respect to each Incentive Stock Option, approximately 40% of the Spread Value of such Incentive Stock Option; (iii) with respect to each share of Company Common Stock received upon exercise of an Incentive Stock Option and held by a Seller who received a loan from the Company in connection with such exercise, approximately 40% of the Per Share Closing Value of such share of Company Common Stock; (iv) with respect to each Company Warrant, approximately 50% of the Spread Value of such Company Warrant; and (v) with respect to any other share of Company Common Stock, the quotient of (x) the aggregate amount of Closing Cash Consideration available for payment to the Sellers after taking into account all payments of Closing Cash Consideration in respect of Company Securities described by preceding clauses (i) through (iv), divided by (y) the aggregate number of shares of such other Company Common Stock. For the avoidance of doubt, the aggregate Per Seller Closing Cash Percentage for all Sellers shall equal 100%.

“Per Seller Closing Stock Percentage” means, with respect to each Seller, that percentage set forth opposite such Seller’s name on the Allocation Spreadsheet under the heading “Per Seller Closing Stock Percentage,” which represents the share of Closing Stock Consideration to which such Seller is entitled immediately following the Closing pursuant to Section 1.4(b), Section 1.4(d)(i) or Section 1.4(e), as applicable, relative to all other Sellers and is calculated such that, for each Company Security held by a Seller, Acquirer ADSs having the following values will be issuable: (i) with respect to each Non-Qualified Stock Option, approximately 50% of the Spread Value of such Non-Qualified Stock Option; (ii) with respect to each Incentive Stock Option, approximately 60% of the Spread Value of such Incentive Stock Option; (iii) with respect to each share of Company Common Stock received upon exercise of an Incentive Stock Option and held by a Seller who received a loan from the Company in connection with such exercise, approximately 60% of the Per Share Closing Value of such share of Company Common Stock; (iv) with respect to each Company Warrant, approximately 50% of the Spread Value of such Company Warrant; and (v) with respect to any other share of Company Common Stock, the quotient of (x) the aggregate amount of Closing Stock Consideration available for payment to the Sellers after taking into account all payments of Closing Stock Consideration in respect of Company Securities described by preceding clauses (i) through (iv), divided by (y) the aggregate number of shares of such other Company Common Stock. For the avoidance of doubt, the aggregate Per Seller Closing Stock Percentage for all Sellers shall equal 100%.

“Per Seller Indemnity ADSs” means, with respect to each Seller, a number of Acquirer ADSs equal to (a) the aggregate number of Indemnity ADSs at the Closing, multiplied by (b) such Seller’s Pro Rata Share, which product represents the number of Indemnity ADSs allocated to such Seller, and all of which shall be part of the Indemnity Fund unless and until such Acquirer ADSs are Released from Indemnity.

“Per Share Closing Value” means a dollar amount equal to the quotient of (a) the sum of (i) the Closing Cash Consideration, (ii) the value of the Closing Stock Consideration, (iii) the Option Exercise Proceeds and (iv) the Warrant Exercise Proceeds, divided by (b) the Number of Fully Diluted Shares.

“Per Share Milestone Payment” means, with respect to any Milestone Payment that becomes due and payable to the Sellers in accordance with Section 1.6, the quotient of (i) the amount of such Milestone Payment divided by (ii) the Number of Fully Diluted Shares.

“Per Share Special Payment Amount” means, with respect to any amounts distributed by the Paying Agent to the Sellers in accordance with Section 1.11, the quotient of (i) the aggregate amount so distributed divided by (ii) the Number of Fully Diluted Shares.

“Per Share Surplus Amount” means, with respect to any amounts distributed by the Paying Agent to the Sellers in accordance with Section 1.7(f), the quotient of (i) the aggregate amount so distributed divided by (ii) the Number of Fully Diluted Shares.

“Per Share Reserve Release Amount” means, with respect to any amounts distributed by the Securityholder Agent to the Sellers in accordance with Section 7.8(d), the quotient of (i) the aggregate amount so distributed divided by (ii) the Number of Fully Diluted Shares.

“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vi) non-exclusive licenses of Company Intellectual Property entered into by the Company in the ordinary course of business and consistent with past practice.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Phase 2 Clinical Trial” means a clinical trial that is designed in such a way as to provide efficacy and safety information about a product candidate that would be reasonably intended to lead to an End-of-Phase 2 (“EOP2”) meeting with the FDA, or an equivalent meeting with any regulatory health authority, or a subsequent Phase 3 Clinical Trial, even if such EOP2 meeting or Phase 3 Clinical Trial does not occur.

“Phase 3 Clinical Trial” means a clinical trial as defined in 21 C.F.R. § 312.21(c), or, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.

“Pro Rata Share” means, with respect to a particular Seller, a fraction, the numerator of which is (a) the sum (without duplication) of (i) the total number of shares of Company Common Stock issued and outstanding held by such Seller immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled and extinguished pursuant to Section 1.4(c)), (ii) the total number of shares of Company Common Stock subject to all outstanding and unexercised vested Company Options held by such Seller immediately prior to the Effective Time other than Out-of-the-Money Options, and (iii) the total number of shares of Company Common Stock subject to all outstanding Company Warrants held by such Seller immediately prior to the Effective Time other than Out-of-the-Money Warrants, and (b) the denominator of which is Number of Fully Diluted Shares.

“Product” means all of the Company’s products and services currently or previously developed (but for products and services for which development is ongoing, including only those products and services that are currently in development by the Business as currently conducted and as currently contemplated to be conducted as described on Schedule 2.11(e) of the Company Disclosure Letter), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company, in each of the foregoing cases that have been offered or made available to any third party prior to the date hereof, including as listed on Section A-1 of the Company Disclosure Letter.

“Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or pursuant to similar licensing and distribution models and (ii) any software that requires as a condition of use, modification, hosting, or distribution of such software, or of other software used or developed with, incorporated into, derived from, or distributed with such software, that such software or other software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Release from Indemnity” means, with respect to any number of Acquirer ADSs that comprise (in whole or in part) the Indemnity Fund, the taking of all requisite action on the part of Acquirer and the Securityholder Agent (including, for the avoidance of doubt, the delivery of joint written instructions, delivery or cancellation orders, powers of attorney, medallion guarantees and opinions, as necessary, to the Acquirer Transfer Agent) to (a) in the event such Acquirer ADSs are to be released to the Sellers, remove any the restrictions on transfer imposed on such Acquirer ADSs pursuant to Section 7.1(b) (and the legend contemplated by Section 4.9(b)) of this Agreement, such removal to be effected for each Seller with respect to such Seller’s Pro Rata Share of the number of Acquirer ADSs to be so released to the Sellers, or (b) in the event such Acquirer ADSs are to be released to Acquirer, cancel such Acquirer ADSs, such cancellation to be effected for each Seller with respect to such Seller’s Pro Rata Share of the aggregate number of Acquirer ADSs to be so released to Acquirer; provided, that Acquirer and the Securityholder Agent shall cooperate in good faith, and coordinate with the Acquirer Transfer Agent, to take such actions as promptly as practicable and in a manner that gives effect to the intended consequence of clause (a) and (b) above; provided further, that any opinion to be delivered to Acquirer Transfer Agent in connection with a Release from Indemnity shall be provided by Acquirer or its counsel. The phrase “Released from Indemnity” shall have a correlative meaning. At the time any Acquirer ADSs are Released from Indemnity, such Acquirer ADSs shall no longer be part of the Indemnity Fund.

“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Sanctions” means any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by (i) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing executive order, (ii) the United Nations Security Council, (iii) the European Union or any European Union member state, (iv) Her Majesty’s Treasury of the United Kingdom, or (v) any other relevant Governmental Entity.

“Sanctions Target” means any Person (i) that is the subject or target of any Sanctions, (ii) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons”, (iii) operating, organized or resident in a country or territory that is itself the subject of territory-wide sanctions, (iv) with which any Party is prohibited from dealing or otherwise engaging in any transaction by any Sanctions or (v) owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(v)

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Securityholder Agent Reserve” means $100,000.

“Sellers” means the holders of Company Securities.

“Senior Non-U.S. Political Figure” means (i) a senior official in the executive, legislative, administrative, military, or judicial branches of a non-U.S. government (whether elected or not), (ii) a senior official of a major non-U.S. political party, (iii) a senior executive of a non-U.S. government-owned corporation or (iv) any corporation, business, or other entity that has been formed by, or for the benefit of, any individual described in clauses (i), (ii), or (iii) of this definition.

“SNAP” means synthetic particles, which may optionally further comprise small molecule drugs (e.g., immunostimulants, immunosuppressants, chemotherapeutics, enzyme inhibitors, peptide-based therapeutics), peptide antigens, glycopeptide antigens, glycan antigens and/or DNA or RNA. Without limitation, examples of SNAP include synthetic nanoparticles comprising amphiphiles, e.g., amphiphilic carriers or charge-modified peptide antigen conjugates, which comprise hydrophobic and hydrophilic portions, blocks, or molecules.

“SNAPvax” means [***].

“SNAPvax Milestone” means [***].

“SNAPvax Product Candidate” means [***].

“Special Holdback Amount” means $[***].

“Spread Value” means, with respect to any Company Option or Company Warrant, an amount equal to the excess, if any, of (i) the aggregate Per Share Closing Value of all shares of Company Common Stock subject to such Company Option or Company Warrant, as applicable, over (ii) the aggregate exercise price per share of such Company Option or Company Warrant, as applicable. For the avoidance of doubt, the Option Spread Value for any Out-of-the-Money Option or Out-of-the-Money Warrant shall be zero.

“Star Polymer” means a nanoparticle comprising a dendrimer core with one or more polymer arms grafted onto the core, such as, without limitation, a PAMAM dendrimer wherein the polymer arms are pHPMA or PEG.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which such Person, either alone or together (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such other Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such other Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Transaction Document” means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with any of the Transactions.

“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company on or prior to the Closing in connection with this Agreement and the Transactions, whether or not incurred, billed or accrued, to the extent not paid in full prior to the Closing, including (i) any fees, costs, expenses, payments and expenditures of legal counsel and accountants, (ii) the maximum amount of fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, (iii) all bonuses (including any transaction, change in control, retention or similar bonuses) or severance obligations or other compensatory amounts payable by the Company to the Company’s directors, employees and/or consultants, as a result of, or in connection with the Transactions that are unpaid as of the Closing and the employer portion of any related payroll, employment or similar taxes with respect thereto, and (iv) any such fees, costs, expenses, payments and expenditures incurred by Company Stockholders paid for or to be paid for by the Company; provided, that Transaction Expenses shall not include the [***] Fees.

“TRAPD” means temperature-responsive amphiphilic diblock polymers.

“US GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Warrant Exercise Proceeds” means the aggregate amount that would be payable to the Company in respect of the outstanding Company Warrants, other than any Out-of-the-Money Warrants, immediately prior to the Effective Time if the holders thereof exercised such Company Options in full for cash as of the Effective Time.

Other capitalized terms used herein and not defined in this Exhibit A shall have the meanings assigned to such terms in the following Sections:

“280G Stockholder Approval”	4.5
“Accounts Receivable”	2.4(d)
“Accrued Vacation Liabilities”	4.7(a)
“Acquirer”	Preamble
“Acquirer Benefit Plans”	4.7(b)
“Acquirer Indemnified Person”	7.3(a)
“Adjustment Calculations”	1.7(b)
“Adjustment Notice”	1.7(b)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Basket”	7.4(a)
“Board”	Recitals
“Bylaws”	5.3(a)
“Certificate of Incorporation”	5.3(a)
“Certificate of Merger”	1.1(d)
“Certificates”	1.5(a)

“Claim Certificate”	7.6(a)
“Claims Period”	7.5
“Closing”	1.1(c)
“Closing Date”	1.1(c)
“COBRA”	2.13(c)
“Commercially Reasonable Efforts”	1.6(e)
“Company”	Preamble
“Company Authorizations”	2.8(b)
“Company Disclosure Letter”	ARTICLE II
“Company Employee Plans”	2.13(a)
“Company Financial Certificate”	1.7(a)
“Company Fraud”	7.3(a)(vii)
“Company Registered IP”	2.11(a)
“Company Technology Sale”	1.6(a)(ii)
“Company Technology Portion”	1.6(b)
“Company Transfer Agent”	1.5(a)
“Continuing Employee”	4.7(a)
“Consenting Stockholders”	Recitals
“CTP Appraiser”	1.6(b)
“CTP Notice”	1.6(b)
“CTP Objection”	1.6(b)
“Damages”	7.3(a)
“Effective Time”	1.1(d)
“Employment Agreement”	Recitals
“ERISA”	2.13(a)
“ERISA Affiliate”	2.13(a)
“Estimated Closing Cash”	1.7(a)
“Estimated Closing Debt”	1.7(a)
“Estimated Company Net Working Capital”	1.7(a)
“Estimated Transaction Expenses”	1.7(a)
“Export Approvals”	2.21
“Final Invoices”	5.3(b)
“Final Merger Consideration”	1.7(f)
“Final Net Working Capital Adjustment”	1.7(e)
“Financial Statements”	2.4(a)

“First Merger”	Recitals
“First Step Surviving Corporation”	1.1(a)
“Fundamental Rep Claims”	7.4(a)
“General Rep Claims”	7.4(a)
“Indemnity Fund”	7.1(a)
“Indemnity Release Date”	7.1(b)
“Individual Fraud”	7.4(a)
“Institution”	2.11(l)
“IP Rep Claims”	7.4(b)
“Joinder Agreement”	Recitals
“Key Employees”	Recitals
“Leased Real Property”	2.10(b)(ii)
“Letter of Transmittal”	1.5(b)
“Licensed IP”	2.11(a)
“Lockup Agreement”	Recitals
“Mergers”	Recitals
“Merger Sub 1”	Preamble
“Merger Sub 2”	Preamble
“Merger Subs”	Preamble
“Milestone Payment”	1.6
“Non-Competition Agreement”	Recitals
“Notice of Objection”	1.7(c)
“Owned IP”	2.11(a)
“Parachute Payment Waiver”	5.3(m)
“Paying Agent”	1.4(a)
“Paying Agent Agreement”	1.4(a)
“Payoff Letters”	5.3(l)
“Pre-Closing NOLs”	4.4(f)
“Reorganization”	4.4(a)
“Requisite Documentation”	1.5(b)
“Reviewing Accountant”	1.7(e)
“Second Certificate of Merger:”	1.1(d)
“Second Effective Time”	1.1(d)
“Second Merger”	Recitals
“Section 280G Payments”	4.5

“Securityholder Agent”	7.8(a)
“Seller Indemnified Person”	7.3(b)
“Shortfall Amount”	1.7(f)
“Significant Customer”	2.22
“Significant Supplier”	2.23
“Special Claims”	7.4(c)
“Specified Contracts”	2.17(a)
“Surplus Amount”	1.7(f)
“Surviving Corporation”	1.1(a)
“Technology Milestone”	1.6(a)(ii)
“Third-Party Claim”	7.9
“Transactions”	Recitals
“WARN Act”	2.12(n)
“Written Consent”	Recitals